Exhibit 10.11
PURCHASE AND SALE AGREEMENT
     THIS PURCHASE AND SALE AGREEMENT (this “Agreement”) is made and entered into as of this 14th day of May, 2010 (the “Effective Date”), by and between Tariff Building Associates, L.P., a California limited partnership (“Seller”), and Jayhawk Owner LLC, a Delaware limited liability company (“Purchaser”). (Seller and Purchaser are sometimes referred to herein individually as a “Party”, and collectively as the “Parties”).
Recitals
     WHEREAS, Seller is the owner of the Property (as defined herein) relating to the hotel facility located at 700 F Street NW, Washington, D.C. and commonly known as the Hotel Monaco Washington DC (the “Hotel”).
     WHEREAS, Seller desires to sell the Property to Purchaser, and Purchaser desires to purchase the Property from Seller, on the terms set forth in this Agreement.
     NOW, THEREFORE, in consideration of the mutual covenants set forth in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Purchaser hereby agree as follows:
ARTICLE I
DEFINITIONS
     Section 1.1 Definitions. In addition to the terms defined above in the introduction and recitals to this Agreement, the following terms when used in this Agreement shall have the meanings set forth in this Section 1.1.
     “Accounts Receivable” means all contractual debts which Seller is entitled to receive from the operation of the Hotel which are not paid as of the Closing which have accrued and become due and payable in the period prior to Closing, including, without limitation, charges for the use or occupancy of any guest, conference, meeting or banquet rooms or other facilities at the Hotel, any restaurant, bar or banquet services, or any other goods or services provided at the Hotel.
     “Accrued and Earned Vacation Pay” means the amount of salaries and wages which the Employees are entitled to receive (including all employment taxes with respect thereto) for any vacation days accrued by such Employees as of the time in question (computed at the rate of the salaries and wages earned by such Employees as of the time in question).
     “Additional Title Matters” has the meaning set forth in Section 4.2(e).
     “Affiliate” means, with respect to the Person in question, any other Person that, directly or indirectly, controls, is controlled by or is under common control with, such Person. For the purposes of this definition, the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of the Person in question, whether by the ownership of voting securities, contract or otherwise. Notwithstanding the foregoing, for all purposes of this Agreement, Manager shall not be considered an Affiliate of Seller, unless expressly provided otherwise.
     “Allocation” has the meaning set forth in Section 3.2.
     “Agreement” has the meaning set forth in the preamble.
     “Amendment Notice” has the meaning set forth in Section 5.2.
     “Applicable Law” means all statutes, laws, common law, rules, regulations, ordinances, codes or other legal requirements of any Governmental Authority, Board of Fire Underwriters and similar quasi-governmental agencies or entities, and any judgment, injunction, order, directive, decree or other judicial or regulatory requirement of any court or Governmental Authority of competent jurisdiction affecting or relating to the Person or property in question.
     “Beneficiary Statement” has the meaning set forth in Section 4.1(j).
     “Bookings” has the meaning set forth in Section 2.1(m).
     “Business Day” means any day other than Saturday, Sunday or any federal legal holiday.
     “Casualty” has the meaning set forth in Section 13.1(a).
     “Closing” has the meaning set forth in Section 9.1.
     “Closing Date” has the meaning set forth in Section 9.1.
     “Closing Documents” has the meaning set forth in Section 9.2.
     “Closing Escrow” has the meaning set forth in Section 9.2.
     “Closing Escrow Agreement” has the meaning set forth in Section 9.2.
     “Code” means the Internal Revenue Code of 1986, as amended from time to time, and any regulations, rulings and guidance issued by the Internal Revenue Service.
     “Compensation” means all salaries and wages which the Employees are entitled to receive at the time in question, together with all employment taxes with respect thereto, including, without limitation, any withholding or employer contributions under the Federal Insurance Contribution Act and Federal Unemployment Taxes Act, and all other compensation accrued or payable to the Employees (other than Accrued and Earned Vacation Pay), including, without limitation, any (i) bonus or incentive compensation; and (ii) any health, welfare and other benefits provided to the Employees under the Employee Plans, and employer contributions to, and amounts paid or accrued under, the Employee Plans for the benefit of the Employees.
     “Condemnation” has the meaning set forth in Section 13.2(a).
     “Confidential Information” has the meaning set forth in Section 7.1(a).

     “Contracts” means, collectively, the Equipment Leases and Operating Agreements.
     “Cut-Off Time” has the meaning set forth in Section 10.1.
     “Deed of Trust” has the meaning set forth in Section 4.1(j).
     “Due Diligence Contingency” has the meaning set forth in Section 4.1(a).
     “Due Diligence Period” has the meaning set forth in Section 4.1(a).
     “Earnest Money” has the meaning set forth in Section 3.3(a).
     “Earnest Money Escrow” has the meaning set forth in Section 3.3(a).
     “Earnest Money Escrow Agreement” has the meaning set forth in Section 3.3(a).
     “Effective Date” has the meaning set forth in the preamble.
     “Employees” means all employees of Seller or, after the Employment Transition, Manager (or an Affiliate of Manager), who are employed full-time or part-time at and who are physically located at or assigned in whole or in part to, the Hotel at the time in question.
     “Employee Plans” means all plans and programs maintained by or on behalf of Seller or, after the Employment Transition, Manager (or an Affiliate of Manager), for the health, welfare or benefit of any Employees and/or their spouses, dependents or other qualified beneficiaries.
     “Employment Agreements” has the meaning set forth in Section 5.1(h).
     “Employment Transition” has the meaning set forth in Section 7.8(a).
     “Environmental Claims” means all claims for reimbursement or remediation expense, contribution, personal injury, property damage or damage to natural resources made by any Governmental Authority or other Person arising from or in connection with the presence or release of any Hazardous Substances over, on, in or under the Real Property, or the violation of any Environmental Laws with respect to the Hotel.
     “Environmental Laws” means Applicable Laws regulating or relating to any Hazardous Substances including, without limitation, (i) the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq. (“CERCLA”), (ii) the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq. (“RCRA”), (iii) the Federal Water Pollution Control Act, 33 U.S.C. § 2601 et seq., (iv) the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq., (v) the Clean Water Act, 33 U.S.C. § 1251 et seq., (vi) the Clean Air Act, 42 U.S.C. § 7401 et seq., (vii) the Hazardous Materials Transportation Act, 49 U.S.C. § 5101 et seq., (viii) the Safe Drinking Water Act, 42 U.S.C. § 803 et seq., (ix) the Oil Pollution Act of 1990, 33 U.S.C. § 2701 et seq., (x) the Emergency Planning and Community Right-To-Know Act of 1986, 42 U.S.C. § 11001 et seq., (xi) the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq. (to the extent it regulates exposure to Hazardous Substances), and similar state and local Applicable Law, as amended from time to time, and all regulations, rules and guidance issued pursuant thereto.
     “Environmental Liabilities” means all liabilities or obligations of any kind or nature imposed on the Person in question pursuant to any Environmental Laws, including, without limitation, any (i) obligations to manage, control, contain, remove, remedy, respond to, clean up or abate any actual or potential release of Hazardous Substances or other pollution or contamination of any water, soil, sediment, air or other environmental media, whether or not located on the Real Property and whether or not arising from the operations or activities with respect to the Hotel, and (ii) liabilities or obligations with respect to the manufacture, generation, formulation, processing, use, treatment, handling, storage, disposal, distribution or transportation of any Hazardous Substances.
     “Environmental Report” means, collectively, the Phase I Environmental Site Assessment dated January 5, 2007, prepared by IVI Due Diligence Services, Inc. and the Property Condition Report dated January 8, 2007 prepared by IVI Due Diligence Services, Inc.
     “Equipment Leases” has the meaning set forth in Section 2.1(i).
     “Escrow Agent” shall mean the Title Company.
     “Excluded Property” has the meaning set forth in Section 2.2.
     “Existing Loan” has the meaning set forth in Section 4.1(j).
     “Existing Loan Assumption Agreement” has the meaning set forth in Section 4.1(j).
     “Existing Loan Assumption Condition” has the meaning set forth in Section 8.1(c).
     “Existing Loan Amount” has the meaning set forth in Section 4.1(j).
     “Existing Loan Documents” has the meaning set forth in Section 4.1(j).
     “Express Representations” has the meaning set forth in Section 5.5.
     “F&B” has the meaning set forth in Section 2.1(e).
     “FF&E” has the meaning set forth in Section 2.1(c).
     “Governmental Authority” means any federal, state or local government or other political subdivision thereof, including, without limitation, any agency or entity exercising executive, legislative, judicial, regulatory or administrative governmental powers or functions, in each case to the extent the same has jurisdiction over the Person or property in question.
     “Ground Lease” means that certain Lease dated as of December 1, 1999, by and between Ground Lessor, as lessor, and Seller, as lessee, as amended by that certain First Amendment to Lease Agreement dated as of January 29, 2001, that certain Second Amendment to Lease Agreement dated as of June 21, 2002, and that certain Third Amendment to Lease, dated as of December 20, 2002, as supplemented by the Steam Service Agreement dated as of January 29, 2001, between Ground Lessor and Seller.
     “Ground Lease Condition” has the meaning set forth in Section 8.1(d).
     “Ground Lessor” means the United States of America, acting by and through the Administrator of General Services and authorized representatives.
     “Guaranty” has the meaning set forth in Section 4.1(j).
     “Guest Ledger” means all charges accrued to the open accounts of any guests who are resident at the Hotel as of the Cut-Off Time for the use and occupancy of any guest rooms at the Hotel.
     “Hazardous Substances” means any hazardous or toxic substances, materials or waste, whether solid, semisolid, liquid or gaseous, including, without limitation, asbestos, polychlorinated biphenyls, petroleum or petroleum by-products (excluding any substances of kinds and amounts ordinarily used or stored in similar properties for purposes of cleaning or other maintenance or operations and otherwise in compliance with all Environmental Laws), and any other material or substance which is defined as a “hazardous substance”, “hazardous waste”, “toxic waste” or “toxic substance” under any Environmental Laws.
     “Hotel” has the meaning set forth in the Recitals.
     “Improvements” has the meaning set forth in Section 2.1(b).
     “Indemnification Cap” has the meaning set forth in Section 14.3(b).
     “Indemnification Claim” has the meaning set forth in Section 14.4(a).
     “Indemnification Deductible” has the meaning set forth in Section 14.3(b).
     “Indemnification Loss” means, with respect to the Person in question, any actual liability, damage (but expressly excluding any consequential and punitive damages), loss, cost or expense, including, without limitation, reasonable attorneys fees and expenses and court costs, incurred by such Person.
     “Indemnitee” has the meaning set forth in Section 14.4(a).
     “Indemnitor” has the meaning set forth in Section 14.4(a).
     “Inspections” has the meaning set forth in Section 4.1(b).
     “Intangible Property” has the meaning set forth in Section 2.1(l).
     “Inventoried Baggage” has the meaning set forth in Section 11.3.
     “Inventoried Safe Deposit Box” has the meaning set forth in Section 11.2.

     “Knowledge” means (i) with respect to Seller, the actual knowledge of either Judy Miles or Ben Rowe, and expressly excluding the knowledge of any other shareholder, trustee, partner, member, director, officer, manager, employee, agent or representative of Seller, Manager or any of their respective Affiliates, and (ii) with respect to Purchaser, (A) the actual knowledge of Thomas Fisher or Jon Bortz, and expressly excluding the knowledge of any other shareholder, trustee, partner, member, director, officer, manager, employee, agent or representative of Purchaser or any of its respective Affiliates, (B) any matter disclosed in any exhibits or schedules to this Agreement, (C) any matter disclosed in any Seller Due Diligence Materials or any other documents or materials provided by Seller to Purchaser prior to Closing, including any materials posted in the Virtual Data Room, (D) any matter disclosed in any due diligence reports or inspections obtained by Purchaser and (E) any matter disclosed by Seller pursuant to an amendment to Seller’s representations, warranties or schedules in accordance with Section 5.2 of this Agreement.
     “Land” has the meaning set forth in Section 2.1(a).
     “Leasehold Interest” has the meaning set forth in Section 2.1(a).
     “Lender” has the meaning set forth in Section 4.1(j).
     “Liabilities” means, with respect to the Person in question, any liability, obligation, damage, loss, diminution in value, cost or expense of any kind or nature whatsoever, whether known or unknown, foreseen or unforeseen, actual or contingent, which is incurred by such Person.
     “Licenses and Permits” has the meaning set forth in Section 2.1(k).
     “Liquor License” has the meaning set forth in Section 7.3.
     “Lists” has the meaning set forth in Section 5.1(n).
     “Losses” means, with respect to the Person in question, any actual liability, damage (but expressly excluding any consequential and punitive damages), loss, cost or expense, including, without limitation, reasonable attorneys fees and expenses and court costs, incurred by such Person.
     “Management Agreement” means that certain Hotel Operating Agreement dated as of January 15, 2001, between Seller and Manager, as amended as of Closing by the Management Agreement Amendment.
     “Management Agreement Amendment” has the meaning set forth in Section 4.1(i).
     “Manager” means Kimpton Hotel & Restaurant Group, LLC, a Delaware limited liability company.
     “Manager Proprietary Materials” has the meaning set forth in Section 2.2(b).
     “Material Casualty” has the meaning set forth in Section 13.1(a).

     “Material Condemnation” has the meaning set forth in Section 13.2(a).
     “Mutual Closing Conditions” has the meaning set forth in Section 8.1.
     “Non-Inventoried Safe Deposit Boxes” has the meaning set forth in Section 11.2.
     “Notice” has the meaning set forth in Section 15.1(a).
     “OFAC” has the meaning set forth in Section 5.1(n).
     “Operating Agreements” has the meaning set forth in Section 2.1(j).
     “Order” has the meaning set forth in Section 5.1(n).
     “Ordinary Course of Business” means the ordinary course of business consistent with recent past (i.e., most recent three years before Closing) custom and practices for the operation, maintenance and repair of the Hotel.
     “Party(ies)” has the meaning set forth in the preamble.
     “Permitted Exceptions” has the meaning set forth in Section 4.2(c).
     “Person” means any natural person, corporation, general or limited partnership, limited liability company, association, joint venture, trust, estate, Governmental Authority or other legal entity, in each case whether in its own or a representative capacity.
     “Personal Property” means the Property other than the Real Property.
     “Promissory Note” has the meaning set forth in Section 4.1(j).
     “Property” has the meaning set forth in Section 2.1.
     “Proprietary Property” has the meaning set forth in Section 2.2(b).
     “Prorations” has the meaning set forth in Section 10.1.
     “Purchase Price” has the meaning set forth in Section 3.1.
     “Purchaser” has the meaning set forth in the preamble.
     “Purchaser Closing Conditions” has the meaning set forth in Section 8.2.
     “Purchaser Default” has the meaning set forth in Section 12.2.
     “Purchaser Indemnitees” means Purchaser and its Affiliates, and each of their respective shareholders, members, partners, trustees, beneficiaries, directors, officers, employees, attorneys, accountants, consultants, and agents, and the successors, assigns, legal representatives, heirs, devisees and donees of each of the foregoing.

     “Purchaser’s Inspectors” has the meaning set forth in Section 4.1(b).
     “Real Property” has the meaning set forth in Section 2.1(b).
     “Retail Merchandise” has the meaning set forth in Section 2.1(f).
     “SEC” has the meaning set forth in Section 7.10.
     “Seller” has the meaning set forth in the preamble.
     “Seller Closing Conditions” has the meaning set forth in Section 8.3.
     “Seller Default” has the meaning set forth in Section 12.1.
     “Seller Due Diligence Materials” has the meaning set forth in Section 4.1(c).
     “Seller Indemnitees” means Seller and its Affiliates, and each of their respective shareholders, members, partners, trustees, beneficiaries, directors, officers, employees, attorneys, accountants, consultants and agents, and the successors, assigns, legal representatives, heirs, devisees and donees of each of the foregoing.
     “Seller’s Possession” means in the actual possession of any officer or employee of Seller or its Affiliates who has direct or supervisory responsibility for or with respect to the operation of the Hotel; provided, however, that any reference in this Agreement to Seller’s Possession of any documents or materials expressly excludes the possession of any such documents or materials that are legally privileged or that constitute attorney work product.
     “Seller’s Title Notice” has the meaning set forth in Section 4.2(c).
     “Seller’s Title Response Period” has the meaning set forth in Section 4.2(c).
     “Settlement Statement” has the meaning set forth in Section 11.1.
     “Supplies” has the meaning set forth in Section 2.1(d).
     “Survey” has the meaning set forth in Section 4.2(b).
     “Survival Period” has the meaning set forth in Section 14.3(a).
     “Taxes” means any federal, state, local or foreign, real property, personal property, sales, use, room, occupancy, severance, stamp, payroll, employment, withholding, social security, unemployment, disability, vault, ad valorem, assessments, value added or other tax, assessments, levies, charges or fees of any kind whatsoever imposed on Seller or the Property or any portion thereof by any Governmental Authority, including, without limitation, any interest, penalty, or addition thereto, but expressly excluding any (i) federal, state, local or foreign income, capital gain, gross receipts, capital stock, franchise, profits, estate, gift or generation skipping tax, or (ii) excise tax due on the transfer of real property or similar taxes incurred with respect to the transaction contemplated in this Agreement.

     “Termination Costs” has the meaning set forth in Section 12.1.
     “Tenant Leases” has the meaning set forth in Section 2.1(h).
     “Title Commitment” has the meaning set forth in Section 4.2(a).
     “Title Company” means Chicago Title Insurance Company c/o Fidelity National Title Group, 19 E Fayette Street, Suite 300, Baltimore, MD 21202.
     “Title Objections” has the meaning set forth in Section 4.2(c).
     “Title Policy” has the meaning set forth in Section 8.2(d).
     “Trade Payables” has the meaning set forth in Section 10.1(l).
     “Virtual Data Room” means that certain virtual data room established by Seller and accessible through the following link: https://files.kimptongroup.com/xythoswfs/webui/_xy-802326_1-t_FTZOkbkG.
     “WARN Act” means the Worker’s Adjustment and Retraining Notification Act of 1988, 29 U.S.C. § 2101, et seq., and any similar state and local Applicable Law, as amended from time to time, and any regulations, rules and guidance issued pursuant thereto.
ARTICLE II
DESCRIPTION OF THE PROPERTY; EXCLUDED PROPERTY;
ASSUMED LIABILITIES; EXCLUDED LIABILITIES
     Section 2.1 Description of the Property. Subject to the terms and provisions set forth in this Agreement, at the Closing, Seller shall sell, convey, transfer, assign and deliver to Purchaser, all right, title and interest of Seller in and to the property and assets set forth in this Section 2.1, but expressly excluding the Excluded Property (collectively, the “Property”):
     (a) Leasehold Interest. Seller’s leasehold interest under the Ground Lease (the “Leasehold Interest”) in the land described in Schedule 2.1(a) (the “Land”);
     (b) Improvements. All buildings, structures and improvements located on or affixed to the Land and all fixtures on the Land which constitute real property under Applicable Law (the “Improvements”; the Leasehold Interest and the Improvements are referred to collectively herein as the “Real Property”);
     (c) FF&E. All fixtures (other than those which constitute Improvements), furniture, furnishings, equipment, machinery, building systems, vehicles, appliances, computer hardware, art work, security systems, key cards (together with all devices for coding and monogramming such key cards) and other items of tangible personal property which are located at the Hotel and used in the operation of the Hotel, or ordered in the Ordinary Course of Business for future use at the Hotel as of the Closing, other than such items that are leased by Seller, the Supplies, F&B and Retail Merchandise (the “FF&E”);

     (d) Supplies. All china, glassware, silverware, linens, uniforms, engineering, maintenance, cleaning and housekeeping supplies, matches and ashtrays, soap and other toiletries, stationery, menus and other printed materials, and all other similar materials and supplies, which are located at the Hotel and used in the operation of the Hotel, or ordered in the Ordinary Course of Business for future use at the Hotel as of the Closing (the “Supplies”);
     (e) Food and Beverage. All food and beverages (alcoholic and non-alcoholic) which are located at the Hotel (whether opened or unopened), or ordered in the Ordinary Course of Business for future use at the Hotel as of the Closing, but expressly excluding any alcoholic beverages to the extent the sale or transfer of the same is not permitted under Applicable Law (the “F&B”);
     (f) Retail Merchandise. All merchandise located at the Hotel, including, without limitation, any gift shop or newsstand maintained by Seller or Manager, and held for sale to guests and customers of the Hotel, or ordered in the Ordinary Course of Business for future sale at the Hotel as of the Closing (the “Retail Merchandise”);
     (g) Management Agreement. The Management Agreement;
     (h) Tenant Leases. Any leases, subleases, licenses, concessions and similar agreements granting a real property interest to any other Person for the use or occupancy of any portion of the Real Property (the “Tenant Leases”), together with all security deposits held by Seller thereunder, to the extent such Tenant Leases and security deposits are transferable;
     (i) Equipment Leases. All leases and purchase money security agreements for any equipment, machinery, vehicles, furniture or other personal property located at the Hotel and used in the operation of the Hotel which are held by or on behalf of Seller (the “Equipment Leases”), together with all deposits made thereunder, to the extent such Equipment Leases and deposits are transferable;
     (j) Operating Agreements. All maintenance, service and supply contracts, credit card service agreements, and other contracts and agreements entered into by or on behalf of Seller in connection with the construction, ownership, occupancy or operation of the Hotel, or which may be binding upon the Hotel, the Property or Purchaser, other than the Tenant Leases, Equipment Leases and Licenses and Permits (the “Operating Agreements”), together with all deposits made or held by Seller thereunder, to the extent such Operating Agreements and deposits are transferable;
     (k) Licenses and Permits. All licenses, permits, consents, authorizations, approvals, registrations and certificates of any Governmental Authority held by Seller and used in connection with the construction, ownership, occupancy or operation of the Hotel (the “Licenses and Permits”) (but excluding the Liquor License), together with any deposits made by Seller thereunder, to the extent such Licenses and Permits and deposits are transferable;
     (l) Intangible Property. All of the following owned by, issued to or licensed to Seller and used in connection with the construction, ownership, occupancy or operation of the Hotel, to the extent of Seller’s rights and interests therein and to the extent such rights and interests are transferable: (i) any assignable existing warranties, indemnities, claims against third parties and guaranties for the benefit of Seller in connection with the Property; (ii) any transferable names, including but not limited to internet domain names, marks, logos, designs, marketing and sales materials, other than those described in Section 2.2(c) below, used in the operation or ownership of the Land, Leasehold Interest, Improvements or Personal Property or any part thereof; (iii) the goodwill associated with the Hotel; (iv) the plans and specifications for the Improvements; (v) any insurance proceeds and condemnation awards or claims thereto to be assigned to Purchaser hereunder; (vi) any computer systems, software, data and programs, operating systems, technology and technical information, copyrights, together with all paper and electronic copies thereof, other than proprietary property of Manager in which Seller does not have any ownership right or interest pursuant to the terms of the Management Agreement; (vii) all books and records relating to the Property; and (vii) direct dial telephone numbers for the Hotel (the “Intangible Property”);
     (m) Bookings. All bookings and reservations for guest, conference, meeting and banquet rooms or other facilities at the Hotel that are made before the Closing Date (the “Bookings”), together with all deposits held by Seller with respect thereto and any and all books, records and contracts related thereto; and
     Section 2.2 Excluded Property. Notwithstanding anything to the contrary in Section 2.1, the property, assets, rights and interests set forth in this Section 2.2 (the “Excluded Property”) are excluded from the Property:
     (a) Cash. Except for deposits expressly included in Section 2.1, all cash on hand or on deposit in any house bank, financial institution, operating account or other account maintained in connection with the ownership or operation of the Hotel, including, without limitation, any reserve accounts established for the Hotel pursuant to the Management Agreement.
     (b) Manager Proprietary Property. To the extent of Manager’s (or any third party’s, other than Seller’s, interest therein): (i) all software from time to time owned by, or leased or licensed on an exclusive basis to, Manager or Manager’s Affiliates, including, without limitation, any centralized system, including, without limitation, the reservation system, property management system and e-mail, internet and internal computer network systems (including, without limitation, revisions or enhancements to otherwise commercially available software) together with related source and object codes, (ii) all trademarks, trade names, service marks, symbols, logos, and other intellectual property rights held by Manager or any of its Affiliates and all depictions thereof, either graphic or verbal, including, without limitation, the name “Hotel Monaco” and all logos and trademarks associated therewith (the “Manager Proprietary Materials”), (iii) copyrighted materials, (iv) operating handbooks (including employee manuals, training materials, user manuals, and maintenance procedures), (v) operating policies and procedures, (vi) reporting and budgeting formats, (vii) promotional materials, (viii) recipes (ix) customer information and customer contact lists for guests, patrons and groups patronizing the Property (other than guest information necessary to honor Bookings in accordance with the terms of this Agreement), (x) data and information on potential guests and groups, not otherwise guests or groups patronizing the Hotel, (xi) Manager’s guest loyalty program records, (xii) financial records of Manager, Seller and their respective Affiliates and all books and records of Manager, Seller or their respective Affiliates (excluding (A) operating statements and historical expense and operating information with respect to the Hotel and (B) records and information necessary to honor Bookings in accordance with this Agreement, or otherwise relating to liabilities assumed by Purchaser in accordance with this Agreement), (xiii) information relating to other hotels leased, managed or operated by Manager, (xiv) information which Seller reasonably determines may not be disclosed by Seller or its Affiliates under applicable privacy or identity theft laws, (xv) Manager Proprietary Materials contained in or on signs and other fixtures and personal property ((i) through (xv) above, hereinafter collectively referred to as the “Proprietary Property”);
     (c) Third-Party Property. Any fixtures or personal property owned by (i) the lessor under any Equipment Leases, (ii) the supplier or vendor under any Contracts or Licenses and Permits, (iii) the tenant under any Tenant Leases, (iv) any Employees, (vi) any guests or customers of the Hotel, (vii) Manager, (viii) Ground Lessor (and not part of the Leasehold Interest) or (ix) any Person other than Seller or its Affiliates; and
     (d) Management Agreement Payments. All amounts payable by Manager or its Affiliates to Seller or its Affiliates pursuant to the Management Agreement attributable to the period prior to Closing.
ARTICLE III
PURCHASE PRICE; EARNEST MONEY
     Section 3.1 Purchase Price. The purchase price for the Property is Seventy-Four Million Dollars ($74,000,000) (the “Purchase Price”). The Purchase Price shall be paid as follows:
     (a) $5,000,000 of the Purchase Price shall be deposited as Earnest Money on or prior to the date on which the Due Diligence Period concludes pursuant to Section 3.3(a);
     (b) the Existing Loan Amount shall be deemed paid upon the full execution, deposit and release of the Existing Loan Assumption Agreement, as provided in Section 4.1(j); and
     (c) the balance of the Purchase Price, as adjusted for the Prorations and the Accounts Receivable, shall be paid in cash at Closing, pursuant to Section 3.4.
     Section 3.2 Allocation of Purchase Price. Seller and Purchaser shall cooperate with each other in good faith to arrive, prior to Closing, at a mutually acceptable allocation of the Purchase Price (the “Allocation”) among the Land, the Improvements, and the Personal Property. Seller and Purchaser agree to (i) be bound by the Allocation, (ii) act in accordance with the Allocation in the preparation of financial statements and filing of all tax returns and in the course of any tax audit, tax review or tax litigation relating thereto, and (iii) refrain from, and cause their Affiliates to refrain from, taking a position inconsistent with the Allocation for all tax purposes.

     Section 3.3 Earnest Money.
     (a) Deposit of Earnest Money. If this Agreement is not terminated by Purchaser pursuant to the Due Diligence Contingency, then on or prior to the date on which the Due Diligence Period concludes, Purchaser shall deposit with Escrow Agent an amount equal to Five Million Dollars ($5,000,000) (the “Earnest Money”) pursuant to that certain Earnest Money Escrow Agreement, dated of the date of such deposit, among Seller, Purchaser and Escrow Agent, in the form attached hereto as Exhibit F (the “Earnest Money Escrow Agreement”). The Earnest Money shall be non-refundable to Purchaser, except as otherwise provided in this Agreement. The Earnest Money shall be held by Escrow Agent in escrow (the “Earnest Money Escrow”) pursuant to the terms of the Earnest Money Escrow Agreement. This provision shall survive the termination of this Agreement.
     (b) Disbursement of Earnest Money; Termination of Agreement. At Closing, Purchaser shall cause Escrow Agent to disburse the Earnest Money to Seller as a part of the cash portion of the Purchase Price payable hereunder, and Purchaser shall receive a credit against the Purchase Price in the amount of the Earnest Money disbursed to Seller. In the event this Agreement is terminated pursuant to the express right of either Party, the Earnest Money shall be delivered to Purchaser or Seller (as expressly provided herein), and all obligations and liabilities of the parties to each other shall terminate, except for those obligations hereunder which expressly survive termination of this Agreement.
     Section 3.4 Payment of Purchase Price. At Closing, Purchaser shall cause Escrow Agent to pay to Seller by wire transfer of immediately available funds an amount equal to the sum of: (v) the Purchase Price, minus (w) the Existing Loan Amount, plus or minus (x) the Prorations pursuant to Section 10.1, and less (y) the Earnest Money disbursed to Seller. Purchaser shall cause the wire transfer of such funds to be received by Seller no later than 11:00 a.m. (Pacific Time) on the Closing Date.
ARTICLE IV
DUE DILIGENCE; TITLE AND SURVEY
     Section 4.1 Due Diligence
     (a) Due Diligence Contingency. Purchaser shall have a period from the Effective Date until 5:00 p.m. (Pacific Time) on May 24, 2010 (the “Due Diligence Period”), to perform its due diligence review of the Property and all matters related thereto which Purchaser deems advisable, including, without limitation, with respect to engineering, environmental, title, survey, financial, operational and legal compliance matters; provided that, in the event that Purchaser has ordered but not received the Survey by May 18, 2010, then Purchaser shall have the right to extend the Due Diligence Period by up to five (5) Business Days, if prior to the expiration of the original Due Diligence Period, Purchaser confirms in writing for the benefit of Seller that Purchaser is satisfied with the results of its due diligence investigation in all respects other than with respect to the Survey. In the event Purchaser extends the Due Diligence Period in accordance with the preceding sentence, Purchaser may only terminate this Agreement pursuant to the Due Diligence Contingency if Purchaser identifies an issue with respect to the Survey that was not apparent from the survey of the Property prepared in 2007 and delivered to Purchaser by Seller. If Purchaser, in its sole and absolute discretion, is not satisfied with the results of its due diligence review of the Property, Purchaser shall have the right to terminate this Agreement by delivering written notice to Seller prior to the expiration of the Due Diligence Period (the “Due Diligence Contingency”). If Purchaser terminates this Agreement pursuant to the Due Diligence Contingency prior to the expiration of the Due Diligence Period, Seller and Purchaser shall have no further rights or obligations under this Agreement, except those which expressly survive such termination. If Purchaser does not terminate this Agreement pursuant to the Due Diligence Contingency in accordance with this Section 4.1(a), Purchaser shall be deemed to have waived its rights to terminate this Agreement pursuant to the Due Diligence Contingency and Purchaser shall deposit the Earnest Money with Escrow Agent on or prior to the date on which the Due Diligence Period concludes, in accordance with Section 3.3(a), in which case the Earnest Money shall be non-refundable to Purchaser, except as otherwise provided in this Agreement.
     (b) Due Diligence Inspections. Purchaser, through its employees, agents and representatives (“Purchaser’s Inspectors”), shall have the right to perform such examinations, tests, investigations and studies of the Property (the “Inspections”) as Purchaser deems advisable, in accordance with this Section 4.1, and Seller shall provide reasonable access to the Property for Purchaser’s Inspectors to perform the Inspections; provided, however, that (i) Purchaser shall provide Seller with at least twenty-four (24) hours prior notice of each of the Inspections (which notice may be oral and provided telephonically); (ii) Purchaser’s right to perform the Inspections shall be subject to the rights of Manager and its Affiliates pursuant to the Management Agreement, as well as tenants, guests and customers at the Property; and (iii) the Inspections shall not unreasonably interfere with the operations of the Property. Seller shall have the right to have a representative present during any such inspections. If Purchaser desires to do any invasive testing at the Property, Purchaser shall do so only after notifying Seller and obtaining Seller’s prior written consent thereto. Purchaser shall not permit any liens to attach to the Property by reason of such inspections. Purchaser shall be responsible for and pay any and all liens by contractors, subcontractors, materialmen, or laborers performing the inspections or any other work for Purchaser on or related to the Property. All contractors and others performing any tests and studies on the Property shall first present to Seller reasonably satisfactory evidence that such Person is insured in accordance with subsection (h) below in order to reasonably protect Seller from any loss, liability, or damage arising out of the performance of such tests or studies.
     (c) Seller’s Due Diligence Materials. Within two (2) Business Days after the Effective Date, and to the extent not previously made available by Seller to Purchaser, Seller shall make available, to the extent in Seller’s Possession, or cause Manager to make available, to Purchaser true, correct and complete copies of all of the items enumerated in numbers 1 through 6 below, inclusive. Seller shall be deemed to have “made available” materials to Purchaser which Seller shall have posted in Seller’s Virtual Data Room. All documents and materials provided by Seller to Purchaser pursuant to this Agreement are referred to collectively herein as the “Seller Due Diligence Materials”.
          (i) Copies of all certificates of occupancy, permits, authorizations, approvals, liquor licenses, liquor license applications and licenses issued by Governmental Authorities having jurisdiction over the Property and copies of all certificates issued by the local board of fire underwriters (or other body exercising similar functions) relating to the Property.
          (ii) Advance reservations and room bookings for the Property.
          (iii) Copies of the Management Agreement, all Employment Agreements, Operating Agreements (except to the extent such Operating Agreements are Manager Proprietary Materials), Tenant Leases and Equipment Leases.
          (iv) Financial and operating statements for the Property for the previous two (2) calendar years and the most recently prepared year to date.
          (v) The operating and capital expenditure budget for the Property for the current calendar year.
          (vi) Copies of the Existing Loan Documents.
     (d) During the Due Diligence Period and thereafter until the Closing, upon two (2) Business Days’ prior written notice and upon conditions reasonably established by Seller, Seller shall also use commercially reasonable efforts to make available at the Hotel or, to the extent such items can be delivered via email, then send via email to Purchaser, for inspection and/or copying at Purchaser’s expense, books, records, and correspondence of Seller and of the Hotel and other reasonable information as specifically requested by Purchaser and relating to the Property which are in Seller’s Possession, or Manager’s possession at the Hotel, excluding any correspondence or materials subject to the attorney-client privilege or which Seller is contractually or legally not permitted to disclose, or which Seller determines, in its sole discretion, to be confidential or proprietary.
     (e) In the event Seller fails to make available any of Seller’s Due Diligence Materials or fails to make available any of the items specified in Section 4.1(c) above as provided therein, Purchaser may give Seller notice thereof so that Seller shall have an opportunity to cure such failure by making available such items. In the event Seller does not make available such Seller’s Due Diligence Materials or items specified in Section 4.1(c) prior to the expiration of the Due Diligence Period, Purchaser’s sole remedy shall be to terminate this Agreement on or before the expiration of the Due Diligence Period. In the event Purchaser does not so terminate this Agreement prior to the expiration of the Due Diligence Period, Purchaser shall be deemed to have waived such failure, however, such waiver shall in no event be deemed to waive any right of Purchaser with respect to a breach by Seller of any express representation or warranty made herein.
     (f) Release and Indemnification. Purchaser shall, at its cost and expense, repair any damage to the Property or any other property owned by a Person other than Purchaser arising from or in connection with the Inspections, and restore the Property or such other third-party property to the same condition as existed in all material respects prior to such Inspections, or replace the Property or such third-party property with property of the same quality. Purchaser hereby releases the Seller Indemnitees from any Losses incurred by any Purchaser Indemnitees arising from or in connection with the Inspections, except to the extent resulting from Seller’s negligence or intentional misconduct. Purchaser shall defend, indemnify and hold harmless the Seller Indemnitees in accordance with Article XIV from and against any Losses incurred by any

Seller Indemnitees arising from or in connection with the Inspections. This Section 4.1(f) shall survive the termination of this Agreement and the Closing.
     (g) Compliance with Laws. Purchaser, at its own expense, shall comply (and shall cause each of Purchaser’s Inspectors to comply) with all Applicable Laws with respect to Purchaser’s inspections of the Property and with respect to their activities on or about the Real Property including, without limitation, those relating to health, safety, noise, environmental protection, waste disposal, water and air quality, and worker occupational health and safety and shall furnish to Seller reasonable evidence of such compliance upon request.
     (h) Insurance.
          (i) With respect to any activities on or about the Real Property, Purchaser shall, at its expense, maintain and furnish or cause Purchaser’s Inspectors to maintain and furnish evidence of insurance naming Seller and Manager as additional insureds thereunder, written through an insurance company licensed to do business in the District of Columbia having a rating of at least “A” by A.M. Best Company, evidencing current worker’s compensation insurance meeting the legally mandated limits of coverage as well as commercial general liability insurance on an occurrence basis with coverage limits of not less than Two Million Dollars ($2,000,000) combined single limit per occurrence for personal liability (including bodily injury and death) and not less than One Million Dollars ($1,000,000) per occurrence, and Two Million Dollars ($2,000,000) general aggregate for property damage and with endorsements (copies to be provided to Seller) providing that such coverages are primary and evidencing contractual liability insurance that covers Purchaser’s indemnity obligations under this Agreement.
          (ii) A properly completed certificate of insurance executed by an authorized representative of the insurer or insurers or a certified copy of the policy or policies, evidencing compliance with the above requirements and providing that not less than thirty (30) days prior written notice will be provided to Seller before any cancellation of coverage, shall be delivered to Seller prior to entry upon the Real Property by Purchaser or any of Purchaser’s Inspectors. In any event, Purchaser shall cause Seller and Manager to be named as additional insureds under all insurance coverages afforded Purchaser by any and all of Purchaser’s Inspectors with respect to the performance of any inspections.
     (i) Management Agreement Amendment. Prior to Closing, Purchaser or Purchaser’s designee (which shall be an entity with a leasehold interest in the Hotel) and Manager shall, and Seller shall cause Manager to, execute an amendment to the Management Agreement containing the terms set forth in Exhibit A attached hereto and such other terms as may be agreed by the parties in a form agreed by the parties prior to the end of the Due Diligence Period (the “Management Agreement Amendment”), which shall be effective upon Closing.
     (j) Existing Loan Assumption.
          (i) Purchaser and Seller shall cooperate with each other and with Lender in good faith and will otherwise use commercially reasonable efforts to obtain,

execute and deposit with Escrow Agent prior to Closing an assumption agreement (the “Existing Loan Assumption Agreement”), upon commercially reasonable terms and conditions and acceptable to Seller and Purchaser in their reasonable discretion (provided, however, that the release described in clause (B) of the next sentence shall not be subject to Purchaser’s approval, as long as such release does not impose any obligations on Purchaser). The Existing Loan Assumption Agreement shall provide (A) for the assumption by Purchaser of that certain Promissory Note (the “Promissory Note”) in the original aggregate principal amount of Thirty-Five Million Dollars ($35,000,000) in favor of Wachovia Bank, National Association (“Lender”), secured by that certain Deed of Trust, Security Agreement, Assignment of Rents and Fixture Filing in favor of First American Title Insurance Company, as trustee for the benefit of Lender, dated February 23, 2007, and recorded on February 26, 2007, as Instrument No. 2007026007 in the Official Records of the District of Columbia (the “Deed of Trust” and together with the Promissory Note and all related loan documents, the “Existing Loan Documents”) and (B) for the release of all obligations of Seller and its Affiliates accruing on and after the Closing Date under the loan evidenced thereby (the “Existing Loan”) (including, without limitation, the release of all of the obligations of Kimpton Development Opportunity Fund, L.P., accruing on and after the Closing Date under that Guaranty in favor of Lender dated February 23, 2007 (the “Guaranty”)).
          (ii) Purchaser shall comply with all reasonable requirements of Lender with respect to such the Existing Loan Assumption Agreement, including, without limitation, the provision of financial information for Purchaser and its Affiliates and the provision of a guaranty to replace the Guaranty by an entity acceptable to Lender. Purchaser and Seller shall each be responsible for the payment of one-half of any and all costs and fees required by the Lender (except for the legal expenses of either Party, which shall be that Party’s sole obligation) related to such application for assumption including, without limitation, any loan assumption fees.
          (iii) Prior to Closing, Seller shall use commercially reasonable efforts to cause Lender to deposit with Escrow Agent a beneficiary statement or other evidence satisfactory to Purchaser in its reasonable discretion confirming the remaining term of the Promissory Note to be assumed by Purchaser and the aggregate principal indebtedness encumbering the Property outstanding as of the first day of the month in which the Closing shall occur (the “Beneficiary Statement”), which amount (the “Existing Loan Amount”) shall be credited against the Purchase Price at Closing.
     (k) Ground Lease Condition. Promptly following the date of this Agreement, Seller shall use diligent, good faith efforts to expeditiously obtain, with Purchaser’s cooperation, (i) either (A) the written consent of the Ground Lessor to Purchaser’s assumption of the Ground Lease or (B) a novation agreement from the Ground Lessor with respect to the Ground Lease, and (ii) a lease status report from the Ground Lessor indicating that the Ground Lease is in full force and effect and neither party is in default thereunder.
     Section 4.2 Title and Survey.
     (a) Title Commitment. Purchaser has obtained, or shall obtain promptly after the Effective Date, a commitment for a standard ALTA form of Owner Title Insurance Policy from the Title Company for the Real Property (the “Title Commitment”), together with a copy of all documents referenced therein obtained from the Title Company.
     (b) Survey. If Purchaser so elects, Purchaser has obtained, or shall obtain promptly after the Effective Date, a survey of the Real Property (the “Survey”). Any Survey shall be certified to Seller, Purchaser and the Title Company
     (c) Title and Survey Objections. Within five (5) Business Days after Purchaser’s receipt of the Title Commitment and, if obtained by Purchaser, the Survey (but in no event later than five (5) Business Days before the expiration of the Due Diligence Period), Purchaser shall notify Seller in writing of, with respect to the Title Commitment, any objections to such Title Commitment, and with respect to the Survey (if obtained by Purchaser), any objections to the Survey. Any objections to the Title Report or the Survey of which Purchaser timely notifies Seller pursuant to this Agreement are hereinafter referred to as “Title Objections”. The absence of a timely notice by Purchaser of Title Objections in accordance with the preceding two sentences shall be deemed to be a notice to Seller of Purchaser’s acceptance of title as shown on the Title Commitment and (if obtained by Purchaser) the Survey. Within three (3) Business Days after receipt of Purchaser’s Title Objections (“Seller’s Title Response Period”), Seller shall give Purchaser written notice (“Seller’s Title Notice”) of whether it agrees to cure the Title Objections; provided that except as expressly set forth below Seller shall have no obligation to cure Purchaser’s Title Objections. Any Title Objections that Seller expressly agrees in writing to cure shall be cured by Seller prior to Closing, and the cure of such Title Objections shall be a condition precedent to Purchaser’s obligation to consummate the Closing hereunder. Seller may cure any Title Objection by bonding off or removing such Title Objection from title at any time prior to Closing. If Seller does not agree in writing, during Seller’s Title Response Period, to cure every Title Objection identified by Purchaser at or prior to Closing and Seller is not required to cure such Title Objections pursuant to the terms of this Section 4.2(c), Seller shall not be obligated to cure such Title Objections, and Purchaser’s sole recourse shall be to terminate this Agreement pursuant to the Due Diligence Contingency at or prior to the expiration of the Due Diligence Period. Notwithstanding the foregoing, Seller shall release (and for purposes of clause (ii) below the term “release” shall also include bonding off) (i) any mortgages, deeds of trust or other security interests or monetary encumbrances other than documents evidencing of securing the Existing Loan, provided, however, such liens may continue to encumber the Property at Closing if the Title Company is willing to insure over such liens in a manner acceptable to Purchaser and such liens are released promptly following the Closing; and (ii) any (i) monetary encumbrance or (ii) other encumbrances voluntarily created after the date hereof by Seller, in each case, without Purchaser’s prior consent in breach of this Agreement. Seller’s obligation to cause the release or bonding-off of any such liens and encumbrances pursuant to the immediately preceding sentence shall survive Closing. (1) All real estate taxes and assessments not due and payable as of the Closing Date, (2) matters disclosed in the Title Commitment and (if obtained by Purchaser) the Survey that do not constitute Title Objections, (3) all Tenant Leases, (4) the Ground Lease, (5) the Deed of Trust and any other Existing Loan Documents and (6) all liens and encumbrances created by Purchaser are referred to collectively herein as the “Permitted Exceptions”.
     (d) Extension of Closing Date. If Seller is unable to cure any Title Objection(s) prior to Closing, Seller shall have the right to postpone the Closing and extend the Closing Date for up to thirty (30) days by providing written notice to Purchaser no later than three (3) Business Days prior to the originally scheduled Closing Date.
     (e) Updated Title Commitment or Survey. If any updates of the Title Commitment or Survey from time to time disclose any additional exceptions to title or survey defects or other matters (“Additional Title Matters”) not previously disclosed on the Title Commitment or the Survey, which Additional Title Matters are not acceptable to Purchaser, then Purchaser shall have the right to make additional Title Objections within five (5) days after receipt of such updated Title Commitment or Survey (as the case may be), in which case any Additional Title Matters for which a Title Objection is made shall be subject to the provisions of Section 4.2(c).
ARTICLE V
SELLER’S REPRESENTATIONS AND WARRANTIES
     Section 5.1 Representations and Warranties. To induce Purchaser to enter into this Agreement and to consummate the transaction contemplated herein, Seller hereby makes the representations and warranties in this Section 5.1, subject to the limitations set forth in Sections 5.2, 5.4 and 5.5.
     (a) Organization and Power. Seller is duly formed and validly existing in the State of California and duly qualified to do business in the District of Columbia and has all requisite power and authority to own and operate the Property and the Hotel as currently owned and operated.
     (b) Authority and Binding Obligation. (i) Seller has full power and authority to execute and deliver this Agreement and all documents now or hereafter to be executed and delivered by Seller under this Agreement, and to perform all obligations arising under this Agreement and such other documents, (ii) the execution by the undersigned on behalf of Seller, and the delivery and performance of this Agreement by Seller has been duly and validly authorized by all necessary action on the part of Seller, and (iii) this Agreement, the Seller Closing Documents and such other documents now or hereafter to be executed and delivered by Seller under this Agreement, when executed and delivered, will each constitute the legal, valid and binding obligations of Seller enforceable against Seller in accordance with their respective terms, except to the extent Purchaser itself is in default hereunder.
     (c) Consents and Approvals; No Conflicts. Subject to the recordation of any Closing Documents as appropriate, and except as disclosed in Schedule 5.1(c), (i) no filing with, and no permit, authorization, consent or approval of, any Governmental Authority or other Person is necessary for the consummation by Seller of the transaction contemplated by this Agreement, and (ii) neither the execution and delivery of this Agreement by Seller, nor the consummation by Seller of the transaction contemplated under this Agreement, nor compliance by Seller with any of the terms of this Agreement will: (A) violate any provision of Seller’s organizational or governing documents; (B) violate any Applicable Law to which Seller is subject; (C) result in a violation or breach of, or constitute a default under any of the Contracts, except to the extent such violation, breach or default would not have a material adverse effect on the ownership or operation of the Hotel or (D) result in the creation or imposition of any lien or encumbrance on the Property or any portion thereof.
     (d) Title to Personal Property. Except as set forth in Schedule 5.1(d), Seller has good and valid title to all tangible Personal Property (other than the Excluded Property), which in each case shall be free and clear of all liens and encumbrances as of the Closing.
     (e) Condemnation. Seller has not received any written notice of any pending condemnation or other proceedings in eminent domain.
     (f) Compliance with Applicable Law and Environmental Laws. Except as set forth in Schedule 5.1(f), Seller has not received any claims, complaints, notices, correspondence or written notice of any violation of any Applicable Law with respect to the Hotel or the Property which has not been cured or dismissed. Except as set forth in Schedule 5.1(f) or disclosed by any of Purchaser’s Inspections, any of Seller’s Due Diligence Materials or the Environmental Report, (i) to Seller’s Knowledge the Hotel and Property have been and continue to be owned and operated in compliance with all Environmental Laws; (ii) Seller has not received any claims, complaints, notices, correspondence or requests for information from any governmental authority with respect to any violation or alleged violation of any Environmental Laws, any releases of Hazardous Substances or with respect to any corrective or remedial action for or cleanup of the Hotel or the Property any portion thereof; (iii) to Seller’s Knowledge, Seller has not transported, disposed of or treated, or arranged for the transportation, disposal or treatment of, any Hazardous Substances to or from the Hotel or the Property in violation of Environmental Laws; (iv) no written notification of a release or discharge of a Hazardous Substance has been filed by or on behalf of, or received by, Seller with respect to the Hotel or the Property; (v) to Seller’s Knowledge, there are no underground storage tanks at, in, under or about the Hotel or Property and Seller has not removed or installed any underground storage from the Hotel or the Property; and (vi) to Seller’s Knowledge, no asbestos, polychlorinated biphenyls or urea formaldehyde is or has been present at the Hotel or the Property in violation of Environmental Laws.
     (g) Litigation. (i) To Seller’s Knowledge, except as set forth in Schedule 5.1(g), there are no legal suits or arbitrations pending against Seller, and (ii) Seller has not (A) been served with any filing in any litigation, arbitration or administrative proceeding with respect to the Property or the Hotel in which Seller is a named party, or (B) received written notice of any charge or complaint from any Governmental Authority or other Person pursuant to any administrative, arbitration or similar proceeding with respect to the Hotel which has not been settled or dismissed.
     (h) Employees. Except as made available to Purchaser as part of Seller’s Due Diligence Materials and set forth in Schedule 5.1(h), there are no (i) collective bargaining agreements with any labor union with respect to the Employees or the Property or the Hotel, (ii) written employment or compensation agreements with any of the Employees (other than written employment offers made by Seller, Manager or an Affiliate of Manager that (x) provide for at-will employment with no more than two weeks’ notice of termination required and (y) do not include any other binding terms or conditions of employment except for starting compensation terms) (“Employment Agreements”), or (iii) Employee Plans.

     (i) Tenant Leases. Schedule 5.1(i) sets forth a correct and complete list of the Tenant Leases for the Hotel, and Seller has made available to Purchaser a true and complete copy of the Tenant Leases (including all amendments, modifications and other agreements with respect thereto). Except as set forth in Schedule 5.1(i), Seller has neither given nor received any written notice of any breach or default under any of the Tenant Leases which has not been cured.
     (j) Contracts. Schedule 5.1(j) sets forth a correct and complete list of all material (i.e., for an amount in excess of $10,000 in any year) Contracts (other than purchase orders), and Seller has made available to Purchaser a true and complete copy of each of such Contracts (including all amendments, modifications and other agreements with respect thereto). Except as set forth on Schedule 5.1(j), Seller has neither given nor received any written notice of any breach or default under any such Contracts which has not been cured.
     (k) Management Agreement. Seller has made available to Purchaser a true and complete copy of the Management Agreement (including all amendments, modifications and other agreements with respect thereto). The Management Agreement is in full force and effect, and Seller has neither given nor received any notice of any breach or default under the Management Agreement which has not been cured. To Seller’s knowledge, neither Seller nor Manager has asserted any right of rescission, set-off, counterclaim or defense with respect to the Management Agreement.
     (l) Finders and Purchase/Sale Brokers. Seller has not dealt with any Person who has acted, directly or indirectly, as a broker, finder, financial adviser or in such other capacity for or on behalf of Seller in connection with the transaction contemplated by this Agreement in a manner which would entitle such Person to any fee or commission in connection with this Agreement or the transaction contemplated in this Agreement.
     (m) Foreign Person. Seller is a “United States person” (as defined in Section 7701(a)(30)(B) or (C) of the Code) for the purposes of the provisions of Section 1445(a) of the Code.
     (n) Patriot Act. Neither Seller nor any beneficial owner of Seller: (i) is listed on the Specially Designated Nationals and Blocked Persons List maintained by the Office of Foreign Assets Control, Department of the Treasury (“OFAC”) pursuant to Executive Order No. 133224, 66 Fed. Reg. 49079 (September 25, 2001) (the “Order”) and/or on any other list of terrorists or terrorist organizations maintained pursuant to any of the rules and regulations of OFAC or pursuant to any other applicable orders (such lists are collectively referred to as the “Lists”); (ii) is a person or entity who has been determined by competent authority to be subject to the prohibitions contained in the Orders; or (iii) is owned or controlled by, or acts for or on behalf of, any person or entity on the Lists or any other person or entity who has been determined by competent authority to be subject to the prohibitions contained in the Order.
     (o) Ground Lease. Seller has made available to Purchaser a true and complete copy of the Ground Lease (including all amendments, modifications and other agreements with respect thereto). The Ground Lease is in full force and effect, and Seller has neither given nor received any notice of any breach or default under the Ground Lease which has not been cured.

To Seller’s knowledge, neither Seller nor Ground Lessor has asserted any right of rescission, set-off, counterclaim or defense with respect to the Ground Lease.
     (p) Existing Loan Documents. Schedule 5.1(p) contains a complete list of the Existing Loan Documents. Seller has made available to Purchaser a true and complete copy of the Existing Loan Documents (including all amendments, modifications and other agreements with respect thereto). The Existing Loan Documents are in full force and effect, and Seller has neither given nor received any notice of any breach or default under the Existing Loan Documents which has not been cured.
     (q) Hotel Operating Statements. To Seller’s Knowledge, the operating statements of the Hotel provided to Purchaser: (i) fairly present in all material respects the financial condition of the Hotel as of the date thereof and the results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby and are free of material error or omission, except as otherwise expressly noted therein; and (ii) show all material indebtedness and other liabilities, direct or contingent, of the Hotel as of the date thereof that are required by GAAP to be reflected thereon, including liabilities for taxes, material commitments and indebtedness.
     (r) Liquor License. To Seller’s Knowledge, the existing Liquor License for the Hotel is in full force and effect.
     Section 5.2 Amendment to Schedules. Notwithstanding anything to the contrary in this Agreement, promptly upon Seller obtaining Knowledge that a representation made in this Agreement by Seller is untrue or inaccurate in any material respect, Seller shall have the right to amend and supplement the foregoing representations and the related schedules to this Agreement from time to time by providing a written copy of such amendment or supplement to Purchaser not later than two (2) Business Days before the Closing Date (any such amendment or supplement provided to Purchaser not later than two (2) Business Days before the expiration of the Due Diligence Period shall be deemed an “Amendment Notice”); provided, however, that it will remain a condition of Purchaser’s obligations hereunder that Seller’s representations and warranties as stated herein (as amended or modified by any Amendment Notice) shall remain true and correct as of the date of the Closing and any amendment or supplement to the schedules to this Agreement not made pursuant to an Amendment Notice shall not be considered for the purposes of determining whether the Purchaser Closing Conditions have been satisfied under Section 8.2 or Purchaser’s remedies under Section 12.1 of this Agreement, but shall have effect only for the purposes of limiting the defense and indemnification obligations of Seller for the inaccuracy or untruth of the representation or warranty qualified by such amendment or supplement, if Purchaser proceeds to Closing.
     Section 5.3 Limitation of Seller’s Representations and Warranties. The representations and warranties of Seller in this Agreement and in any document to be delivered at Closing to Purchaser pursuant to this Agreement are the sole representations and warranties of Seller with respect to the transaction contemplated by this Agreement. Seller makes no representation or warranty other than those set forth herein and therein, and, except for the warranties and representations set forth herein and therein, the sale of the Property is made on an “as-is, where-is” basis, without warranty.

     Section 5.4 Effect of Purchaser’s Knowledge. If Purchaser has Knowledge prior to Closing of the inaccuracy of any representation or warranty made by Seller in this Agreement and Purchaser nevertheless elects to close this transaction, such representation or warranty by Seller with respect to such matter shall be deemed to be modified to reflect such Purchaser’s Knowledge.
     Section 5.5 Property Condition.
     (a) Disclaimer. Except for Seller’s express representations and warranties under this Agreement (or any document, affidavit or certificate executed or delivered in connection herewith) (collectively, the “Express Representations”), Seller hereby specifically disclaims any warranty, guaranty, or representation, oral or written; past, present or future, of, as to, or concerning (i) the nature and condition of the Property, including but not by way of limitation, the water, soil, geology and the suitability thereof, for any and all activities and uses which Purchaser may elect to conduct thereon, income to be derived therefrom or expenses to be incurred with respect thereto, or any obligations or any other matter or thing relating to or affecting the same; (ii) the manner of construction and condition and state of repair or lack of repair of any improvements located thereon; (iii) the nature and extent of any easement, right-of-way, lien, encumbrance or license reservation; and (iv) the compliance of the Property or the operation of the Property with any laws, rules, ordinances, or regulations of any government or other body. EXCEPT FOR THE EXPRESS REPRESENTATIONS, IN CONNECTION WITH THE CONVEYANCE OF THE PROPERTY AS PROVIDED FOR HEREIN, SELLER HAS NOT MADE AND DOES NOT MAKE, ANY REPRESENTATIONS, WARRANTIES OR COVENANTS OF ANY KIND OR CHARACTER WHATSOEVER, WHETHER EXPRESS OR IMPLIED, WITH RESPECT TO THE QUALITY OR CONDITION OF THE PROPERTY, THE SUITABILITY OF THE PROPERTY FOR ANY AND ALL ACTIVITIES AND USES WHICH PURCHASER MAY CONDUCT THEREON, COMPLIANCE BY THE PROPERTY WITH ANY LAWS, RULES, ORDINANCES OR REGULATIONS OF ANY APPLICABLE GOVERNMENTAL AUTHORITY OR HABITABILITY, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, AND SPECIFICALLY, SELLER DOES NOT MAKE ANY REPRESENTATIONS REGARDING HAZARDOUS WASTE, AS DEFINED BY THE LAWS OF THE STATE IN WHICH THE HOTEL IS LOCATED AND ANY REGULATIONS ADOPTED PURSUANT THERETO OR THE U. S. ENVIRONMENTAL PROTECTION AGENCY REGULATIONS AT 40 C.F.R., PART 261, OR THE DISPOSAL OF ANY HAZARDOUS WASTE OR ANY OTHER HAZARDOUS OR TOXIC SUBSTANCES IN OR ON THE PROPERTY. Except for the Express Representations, Purchaser agrees to accept the Property at closing with the Property being in its present AS IS condition WITH ALL FAULTS.
     (b) Property Condition. PURCHASER ACKNOWLEDGES AND AGREES THAT EITHER PURCHASER IS, OR HAS ENGAGED AND IS RELYING ON PERSONS WHO ARE, EXPERIENCED IN THE OWNERSHIP, DEVELOPMENT AND/OR OPERATION OF PROPERTIES SIMILAR TO THE PROPERTY AND THAT PURCHASER PRIOR TO THE CLOSING WILL HAVE INSPECTED THE PROPERTY OR CAUSED THE PROPERTY TO BE INSPECTED TO ITS SATISFACTION AND IS QUALIFIED TO MAKE SUCH INSPECTION. PURCHASER ACKNOWLEDGES THAT IT IS FULLY RELYING ON PURCHASER’S (OR PURCHASER’S REPRESENTATIVES’) INSPECTIONS OF THE

PROPERTY AND EXCEPT FOR THE EXPRESS REPRESENTATIONS, NOT UPON ANY STATEMENT (ORAL OR WRITTEN) WHICH MAY HAVE BEEN MADE OR MAY BE MADE (OR PURPORTEDLY MADE) BY SELLER OR ANY OF ITS REPRESENTATIVES. PURCHASER ACKNOWLEDGES THAT PURCHASER HAS (OR PURCHASER’S REPRESENTATIVES HAD), OR PRIOR TO THE CLOSING WILL HAVE, THOROUGHLY INSPECTED AND EXAMINED THE PROPERTY TO THE EXTENT DEEMED NECESSARY BY PURCHASER IN ORDER TO ENABLE PURCHASER TO EVALUATE THE CONDITION OF THE PROPERTY AND ALL OTHER ASPECTS OF THE PROPERTY (INCLUDING, BUT NOT LIMITED TO, THE ENVIRONMENTAL CONDITION OF THE PROPERTY); AND PURCHASER ACKNOWLEDGES THAT PURCHASER IS RELYING SOLELY UPON ITS OWN (OR ITS REPRESENTATIVES’) INSPECTION, EXAMINATION AND EVALUATION OF THE PROPERTY, EXCEPT FOR THE EXPRESS REPRESENTATIONS. EXCEPT FOR THE EXPRESS REPRESENTATIONS, PURCHASER HEREBY EXPRESSLY ASSUMES ALL RISKS, LIABILITIES, CLAIMS, DAMAGES AND COSTS (AND AGREES THAT SELLER SHALL NOT BE LIABLE FOR ANY SPECIAL, DIRECT, INDIRECT, CONSEQUENTIAL OR OTHER DAMAGES) RESULTING OR ARISING FROM OR RELATED TO THE OWNERSHIP, USE, CONDITION, LOCATION, MAINTENANCE, REPAIR OR OPERATION OF THE PROPERTY ARISING OR ACCRUING FROM AND AFTER THE DATE OF CLOSING. PURCHASER EXPRESSLY WAIVES (TO THE EXTENT ALLOWED BY APPLICABLE LAW) ANY CLAIMS UNDER FEDERAL, STATE OR OTHER LAW THAT PURCHASER MIGHT OTHERWISE HAVE AGAINST SELLER RELATING TO THE USE, CHARACTERISTICS OR CONDITION OF THE PROPERTY EXCEPT AS OTHERWISE EXPRESSLY PROVIDED BY THIS AGREEMENT. ANY REPAIRS PAID FOR BY SELLER PURSUANT TO THIS AGREEMENT, IF ANY, SHALL BE DONE WITHOUT ANY WARRANTY OR REPRESENTATION BY SELLER, AND SELLER HEREBY EXPRESSLY DISCLAIMS ANY WARRANTY OR REPRESENTATION OF ANY KIND IN CONNECTION WITH SUCH REPAIRS.
     (c) Environmental Status. Without limiting the foregoing, Purchaser acknowledges that it has had or will have an opportunity to become familiar with the environmental status of the Real Property and that Purchaser shall make its own evaluation of and business decision regarding the foregoing, without any representation or warranty by Seller or any of its Affiliates. Notwithstanding any indemnification obligation of Seller under this Agreement, Purchaser does hereby forever release and discharge the Seller Indemnitees from any and all Environmental Claims and Environmental Liabilities, whether now known or unknown to Purchaser; provided, however, that such release and discharge shall not apply to any indemnification obligation of Seller under this Agreement, to the extent resulting from a breach of Seller’s representation or warranty set forth in Section 5.1(f).
     (d) This Section 5.5 shall survive the Closing.

ARTICLE VI
PURCHASER’S REPRESENTATIONS AND WARRANTIES
     Section 6.1 Representations and Warranties. To induce Seller to enter into this Agreement and to consummate the transaction contemplated hereby, Purchaser hereby makes the representations and warranties in this Section 6.1.
     (a) Organization and Power. Purchaser is duly incorporated or formed (as the case may be), validly existing and in good standing in the jurisdiction of its formation or organization, and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted.
     (b) Authority and Binding Obligation. (i) Purchaser has full power and authority to execute and deliver this Agreement and all documents now or hereafter to be executed and delivered by Purchaser under this Agreement, and to perform all obligations arising under this Agreement and such other documents, (ii) the execution by the undersigned on behalf of Purchaser, and the delivery and performance of this Agreement by Purchaser has been duly and validly authorized by all necessary action on the part of Purchaser, and (iii) this Agreement, the Purchaser Closing Documents and such other documents now or hereafter to be executed and delivered by Purchaser under this Agreement, when executed and delivered, will each constitute the legal, valid and binding obligations of Purchaser enforceable against Purchaser in accordance with its terms, except to the extent Seller itself is in default hereunder.
     (c) Consents and Approvals; No Conflicts. (i) Except in connection with the transfer of the Licenses and Permits, no filing with, and no permit, authorization, consent or approval of, any Governmental Authority or other Person is necessary for the consummation by Purchaser of its obligations under this Agreement, and (ii) neither the execution and delivery of this Agreement by Purchaser, nor the consummation by Purchaser of the transaction contemplated under this Agreement, nor compliance by Purchaser with any of the terms of this Agreement will: (A) violate any provision of the organizational or governing documents of Purchaser; (B) violate any Applicable Law to which Purchaser is subject; or (C) result in a violation or breach of or constitute a default under any contract, agreement or other instrument or obligation to which Purchaser is a party or by which Purchaser is bound, except to the extent such violation, breach or default would not have a material adverse effect on the Purchaser’s ability to consummate the transactions contemplated hereby or Purchaser’s ownership or operation of the Hotel from and after the Closing.
     (d) Finders and Investment Brokers. Neither Purchaser nor any of its Affiliates has dealt with any Person who has acted, directly or indirectly, as a broker, finder, financial adviser or in such other capacity for or on behalf of Purchaser or its Affiliates in connection with the transaction contemplated by this Agreement in any manner which would entitle such Person to any fee or commission by, through or under Purchaser or any of its Affiliates in connection with this Agreement or the transaction contemplated in this Agreement.
     (e) Patriot Act. Neither Purchaser nor any beneficial owner of Purchaser: (i) is listed on the Specially Designated Nationals and Blocked Persons List maintained by OFAC pursuant to the Order and/or on any other Lists; (ii) is a person or entity who has been determined by competent authority to be subject to the prohibitions contained in the Orders; or (iii) is owned or controlled by, or acts for or on behalf of, any person or entity on the Lists or any other person or entity who has been determined by competent authority to be subject to the prohibitions contained in the Order.
     Section 6.2 Effect of Seller’s Knowledge. If Seller has Knowledge prior to Closing of the inaccuracy of any representation or warranty made by Purchaser in this Agreement and Seller nevertheless elects to close this transaction, such representation or warranty by Purchaser with respect to such matter shall be deemed to be modified to reflect such Seller’s Knowledge.
ARTICLE VII
COVENANTS
     Section 7.1 Confidentiality; Exclusivity.
     (a) Disclosure of Confidential Information; Public Announcements. Seller and Purchaser shall keep confidential and not make any public announcement or disclose to any Person the existence or any terms of this Agreement, any information disclosed by the Inspections or in the Seller Due Diligence Materials or any other documents, materials, data or other information with respect to the Hotel which is not generally known to the public (the “Confidential Information”). Notwithstanding the foregoing, Seller and Purchaser shall be permitted to (i) disclose any Confidential Information to the extent required by court order or under Applicable Law, or (ii) disclose any Confidential Information to any Person on a “need-to-know” basis, such as their respective shareholders, partners, members, trustees, beneficiaries, directors, officers, employees, attorneys, consultants, engineers, surveyors, lenders, investors, managers, franchisors and such other Persons whose assistance is required to consummate the transactions contemplated in this Agreement or to whom notice of this transaction may be required pursuant to the Contracts or Applicable Law, or with whom communication may be required to accomplish the assignment of the Licenses and Permits, the Contracts, the Ground Lease, the Existing Loan or the Leases; provided, however, that Purchaser or Seller (as applicable) shall, to the extent consistent with Applicable Law, (a) advise such Person of the confidential nature of such Confidential Information, and (b) use commercially reasonable efforts to cause such Person to maintain the confidentiality of such information. However, after Closing, either Party may, with the other Party’s consent (not to be unreasonably withheld, conditioned or delayed), release a press notice relating to, or otherwise announce or disclose the acquisition of, the Property. Notwithstanding the foregoing, if Purchaser determines, after consultation with counsel, that it is required by Federal or state securities laws or regulations to publicly disclose the existence or terms of this Agreement, before or after Closing occurs, Purchaser shall allow Seller a reasonable period of time, not to exceed two (2) Business Days, to review Purchaser’s proposed disclosure in advance of Purchaser making such disclosure but, for the avoidance of doubt, Purchaser shall be permitted to make such disclosure and shall not be required to obtain the consent of Seller prior to making such disclosure. This Section 7.1(a) shall survive Closing and the termination of this Agreement.

     (b) Return of Seller Due Diligence Materials. If this Agreement is terminated, (i) Purchaser promptly shall destroy or return all Seller Due Diligence Materials provided by Seller to Purchaser, and all copies and other reproductions of the Seller Due Diligence Materials made by Purchaser and/or any of its agents, and shall certify to Seller in writing that Purchaser has destroyed or returned all such materials, and (ii) upon Seller’s request, Purchaser shall promptly deliver to Seller copies of all third-party reports prepared by or for Purchaser in connection with Purchaser’s inspections of the Property if contractually permitted to do so and upon reimbursement by Seller of Purchaser’s costs for such reports. This Section 7.1(b) shall survive the termination of this Agreement.
     (c) Communication with Employees. Purchaser shall not, through its employees, managers, agents, representatives investors, or any other Person, directly or indirectly, initiate or pursue any communication with any Employees or any Person representing any Employees involving any matter with respect to the Hotel, the Employees, or this Agreement, or the transaction contemplated hereunder, without the prior consent of Seller, which consent may be withheld in Seller’s sole discretion, unless such communication is arranged by Seller. Notwithstanding the foregoing, Purchaser shall have the right to interview each of the General Manager, the Director of Sales and Marketing or such person in charge of sales and marketing for the Hotel, the most senior F&B manager and the controller of the Hotel during the Due Diligence Period in connection with the Inspections and thereafter, provided that Purchaser shall have coordinated such communication through Seller and Seller has the right and opportunity to be present during any such communication with the General Manager, the Director of Sales and Marketing or such person in charge of sales and marketing for the Hotel, the most senior F&B manager or controller of the Hotel or any other Employee.
     Section 7.2 Operation of the Hotel Prior to Closing.
     (a) Operation in Ordinary Course of Business. From the Effective Date until the Closing or earlier termination of this Agreement, Seller shall use commercially reasonable efforts to cause Manager to operate the Property and Hotel in the Ordinary Course of Business, including, without limitation, (i) maintaining all existing insurance coverages for the Hotel, (ii) maintaining the inventories of Supplies, F&B and Retail Merchandise in the Ordinary Course of Business, (iii) performing maintenance and repairs for the Property and Hotel in the Ordinary Course of Business, and (iv) maintain all Licenses and Permits and the Liquor License, in full force and effect; provided, however, that Seller shall be permitted to inform vendors of the impending sale of the Hotel.
     (b) Contracts. From the Effective Date until the Closing or earlier termination of this Agreement, Seller shall not (i) amend, modify, extend, renew or terminate any existing Tenant Leases, material Contracts (i.e., for an amount in excess of $10,000 in any year, and excluding purchase orders), Licenses and Permits, the Ground Lease, or the Management Agreement (other than the Management Agreement Amendment to be negotiated pursuant to Section 4.1(i)), in each case without prior written notice to Purchaser, and without Purchaser’s prior written consent which shall not be unreasonably withheld, conditioned or delayed, except in the Ordinary Course of Business, nor (ii) enter into any new Tenant Leases or Contracts (other than purchase orders), unless such new Tenant Leases or Contracts are terminable by Purchaser, without any termination fee, upon not more than thirty (30) days notice.

     Section 7.3 Licenses and Permits. Purchaser shall be responsible for obtaining the transfer of all Licenses and Permits (to the extent transferable) or the issuance of new Licenses and Permits, including, without limitation, the licenses and permits required for the sale and service of alcoholic beverages at the Hotel (the “Liquor Licenses”). Purchaser, at its cost and expense, shall submit all necessary applications and other materials to the appropriate Governmental Authority and take such other actions required on the part of Purchaser to effect the transfer of Licenses and Permits or issuance of new licenses and permits, including, without limitation, the Liquor Licenses, as of the Closing. Seller shall use commercially reasonable efforts (at no cost or expense to Seller, other than any de minimis cost or expense or any cost or expense which Purchaser agrees in writing to reimburse) to cooperate with Purchaser to cause the Licenses and Permits to be transferred at Closing or new licenses and permits to be issued to Purchaser at Closing. Notwithstanding anything to the contrary in this Section 7.3, Purchaser shall not post any notices at the Hotel or publish any notices required for the transfer of the Licenses and Permits or issuance of new licenses and permits, including, without limitation, the Liquor License, prior to the expiration of the Due Diligence Period.
     Section 7.4 Bookings. Purchaser shall honor all Bookings made prior to the Closing Date for any period on or after the Closing Date; provided, however, that from the Effective Date until the Closing or earlier termination of this Agreement, Seller shall not make any Bookings for any period on or after the Closing Date which are not in the Ordinary Course of Business without Purchaser’s prior approval.
     Section 7.5 Tax Contests.
     (a) Taxable Period Terminating Prior to Closing Date. Seller shall retain the right to commence, continue and settle any proceeding to contest any Taxes for any taxable period which terminates prior to the Closing Date, and shall be entitled to any refunds or abatements of Taxes awarded in such proceedings for periods prior to the Closing Date.
     (b) Taxable Period Including the Closing Date. With Purchaser’s consent, which shall not be unreasonably withheld, Seller shall have the right to commence, continue and settle any proceeding to contest any Taxes for any taxable period which includes the Closing Date. Notwithstanding the foregoing, if Purchaser desires to contest any Taxes for such taxable period and Seller has not then commenced any proceeding to contest any such Taxes for such taxable period, Purchaser shall provide written notice requesting that Seller contest such Taxes. If Seller desires to contest such Taxes, Seller shall provide written notice to Purchaser within ten (10) days after receipt of Purchaser’s request confirming that Seller will contest such Taxes, in which case Seller shall proceed to contest such Taxes, and Purchaser shall not have the right to contest such Taxes. If Seller fails to provide such written notice confirming that Seller will contest such Taxes within such ten (10) day period, Purchaser shall have the right to contest such Taxes. Any refunds or abatements awarded in such proceedings shall be used first to reimburse the Party contesting such Taxes for the reasonable costs and expenses incurred by such Party in contesting such Taxes, and the remainder of such refunds or abatements shall be prorated between Seller and Purchaser as of the Cut-Off Time, and the Party receiving such refunds or abatements promptly shall pay such prorated amount due to the other Party.

     (c) Taxable Period Commencing On or After Closing Date. Purchaser shall have the right to commence, continue and settle any proceedings to contest Taxes for any taxable period which commences on or after the Closing Date, and shall be entitled to any refunds or abatements of Taxes awarded in such proceedings.
     (d) Cooperation. Seller and Purchaser shall use commercially reasonable efforts to cooperate with the Party contesting the Taxes (at no out-of-pocket cost or expense to the Party not contesting the Taxes other than any de minimis cost or expense or any cost or expense which the requesting Party agrees in writing to reimburse) and to execute and deliver any documents and instruments reasonably requested by the Party contesting the Taxes in furtherance of the contest of such Taxes.
     Section 7.6 Notices and Filings. Seller and Purchaser shall use commercially reasonable efforts to cooperate with each other (at no out-of-pocket cost or expense to the Party whose cooperation is requested, other than any de minimis cost or expense or any cost or expense which the requesting Party agrees in writing to reimburse) to provide any required written notice to any Person under any Tenant Leases, Contracts, Licenses and Permits, and to effect any registrations or filings with any Governmental Authority or other Person, regarding the change in ownership or operation of the Hotel.
     Section 7.7 Further Assurances. From the date of this Agreement until the Closing or termination of this Agreement, Seller and Purchaser shall use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate the transaction contemplated in this Agreement, including, without limitation, (i) obtaining all necessary consents, approvals and authorizations required to be obtained from any Governmental Authority or other Person under this Agreement or Applicable Law, and (ii) effecting all registrations and filings required under this Agreement or Applicable Law. After the Closing, Seller and Purchaser shall use commercially reasonable efforts (at no cost or expense to such Party, other than any de minimis cost or expense or any cost or expense which the requesting Party agrees in writing to reimburse) to further effect the transaction contemplated in this Agreement.
     Section 7.8 Employee Matters.
     (a) As of the date hereof, Seller is the employer of the Employees, provided, however, prior to the Closing Date, Seller and Manager intend to transition the employment of the Employees from Seller to Manager (or an Affiliate of Manager) (“Employment Transition”). Commencing on the date on which the Employment Transition occurs and continuing thereafter (including from and after the Closing), Manager (or an Affiliate) as agent for Seller or Purchaser (as applicable) will be the employer of the Employees. The pre-existing Employee Plans will continue in effect with respect to the Employees after the Employment Transition, and the Employees’ employment with Manager (or its Affiliate) shall be at salaries, wages and/or other compensation and with benefits equivalent to the salaries, wages and/or other compensation and benefits (including, without limitation, sick leave, vacation, health insurance and other pension and welfare benefits) that such Employees enjoy as of the day prior to the date of the Employment Transition.

     (b) Subject to this Section 7.8 and Section 10.1, (i) Seller shall retain all liabilities and obligations in connection with (A) any employment claims, charges or grievances by any Employees to the extent resulting from events or occurrences prior to the Closing Date, and (B) Employee Plans, to the extent of liabilities and obligations accruing prior to the Closing Date; and (ii) Purchaser shall assume all liabilities and obligations in connection with (A) any employment claims, charges or grievances by any Employees to the extent resulting from events or occurrences on or after the Closing Date, and (B) Employee Plans, to the extent of liabilities and obligations accruing on or after the Closing Date.
     Section 7.9 Brokerage Commissions. Each Party agrees that should any claim be made for brokerage commissions or finder’s fees by any broker or finder by, through or on account of any acts of said Party or its representatives, said Party will indemnify and hold the other Party free and harmless from and against any and all loss, liability, cost, damage and expense in connection therewith.
     Section 7.10 Independent Audit. From and after the date hereof until two (2) years after the Closing, Seller shall make the books and records for the years ended December 31, 2009, 2008 and 2007 and interim periods as required by the rules and regulations of the Securities and Exchange Commission (“SEC”) of the Property/Seller available to Purchaser and Purchaser’s independent accountants for inspection, copying and audit by Purchaser’s designated accountants at the expense of the purchaser. Seller will provide the Purchaser’s independent accountants with a management representation letter with respect to the audited historical financial statements of the Property/Seller for the years ended December 31, 2009, 2008, and 2007 and any unaudited interim period required by the rules and regulations of the SEC. Seller shall provide Purchaser with copies of, or access to, such factual information, accounting records and financial information as may be reasonably requested by Purchaser or its auditors, and in the possession or control of Seller, to enable Purchaser or its affiliates to file reports or registration statements in compliance with the rules and regulations of the SEC. This Section 5.1(r) shall survive the Closing for two (2) years
     Section 7.11 Survival. The provisions of this Article VII survive the Closing.
ARTICLE VIII
CONDITIONS PRECEDENT
     Section 8.1 Conditions Precedent to the Obligations of Both Seller and Purchaser. Subject to Section 8.4, the respective obligations of Seller and Purchaser to close the transaction contemplated under this Agreement are subject to the satisfaction at or prior to the Closing Date of the following conditions precedent (the “Mutual Closing Conditions”):
     (a) No preliminary or permanent injunction or other order, decree or ruling shall have been issued by a court of competent jurisdiction or by any Governmental Authority which would make illegal or invalid or otherwise prevent the consummation of the transaction contemplated under this Agreement.

     (b) No Applicable Law shall have been enacted (or passed which upon enactment) which would make illegal or invalid or otherwise prevent the consummation of the transaction contemplated under this Agreement.
     (c) Lender, Purchaser and Seller shall have executed and delivered the Existing Loan Assumption Agreement, which shall meet all requirements set forth for the same in Section 4.1(j) (the “Existing Loan Assumption Condition”).
     (d) Ground Lease Condition. Ground Lessor shall have consented in writing to the assumption of or entered into a novation agreement with respect to the Ground Lease, and provided a lease status report with respect to the Ground Lease, which shall meet all requirements set forth for the same in Section 4.1(k) (the “Ground Lease Condition”).
     Section 8.2 Additional Conditions to Purchaser’s Obligations. Purchaser’s obligations to close the transactions contemplated under this Agreement also are subject to the satisfaction at or prior to Closing of the following conditions precedent (together with any other Purchaser closing conditions expressly set forth elsewhere in this Agreement, the “Purchaser Closing Conditions”):
     (a) Seller’s Deliveries. Seller shall have delivered to Purchaser or deposited with Escrow Agent in the Closing Escrow for the benefit of Purchaser, Seller’s or, where applicable, Manager’s signature to all of the Closing Documents and other items set forth in Section 9.3 to which Seller or Manager, as applicable, is a party.
     (b) Representations and Warranties. The representations and warranties made by Seller in this Agreement (as the same may be updated by an Amendment Notice pursuant to Section 5.2) shall be true and correct in all material respects as of the Closing as if first made on and as of the Closing Date (except to the extent such representation or warranty is made expressly as of another date).
     (c) Covenants and Obligations. Seller shall have performed its covenants and obligations under this Agreement in all material respects.
     (d) Title Policy. The Title Company shall have committed to issue an owner’s title insurance policy to Purchaser (which may be in the form of a mark-up of the Title Commitment) in accordance with the Title Commitment, insuring Purchaser’s leasehold interest in the Real Property as of the Closing Date, subject only to the Permitted Exceptions (the “Title Policy”).
     (e) Liquor License. Subject to Purchaser’s compliance with the terms of Section 7.3, the Liquor License shall have been transferred to Purchaser, or a new liquor license or temporary license shall have been issued to Purchaser, or Seller and Purchaser shall have entered into interim management agreement in a form to be agreed by Purchaser and Seller prior to the end of the Due Diligence Period, pursuant to which Seller shall legally be entitled to continue to operate the liquor operations of the Hotel as conducted prior to Closing.
     The Purchaser Closing Conditions are for the benefit of Purchaser, and Purchaser shall have the right to waive any of the Purchaser Closing Conditions at or prior to Closing.

     Section 8.3 Additional Conditions to Seller’s Obligations. Seller’s obligations to close the transactions contemplated under this Agreement are subject to the satisfaction at or prior to Closing of the following conditions precedent (together with any other Seller closing conditions expressly set forth elsewhere in this Agreement, the “Seller Closing Conditions”):
     (a) Receipt of the Purchase Price. Purchaser shall have deposited with the Escrow Agent the Purchase Price (as adjusted pursuant to Section 3.4) and the Earnest Money and Seller has received from Escrow Agent confirmation that Escrow Agent is prepared to release and pay the Purchase Price (as adjusted pursuant to Section 3.4) and the Earnest Money to Seller in accordance with Seller’s written instructions to Escrow Agent (provided that Seller may not terminate this Agreement as a result of the failure of this closing condition if Seller is in default under this Agreement pursuant to the terms of Section 12.1).
     (b) Purchaser’s Deliveries. Purchaser shall have delivered to Seller or deposited with Escrow Agent in the Closing Escrow for the benefit of Seller, Purchaser’s signature to all of the Closing Documents and other items set forth in Section 9.4 to which Purchaser is a party.
     (c) Representations and Warranties. The representations and warranties made by Purchaser in this Agreement shall be true and correct in all material respects as of the Closing as if first made on and as of the Closing Date (except to the extent such representation or warranty is made expressly as of another date).
     (d) Covenants and Obligations. Purchaser shall have performed its covenants and obligations under this Agreement in all material respects.
     (e) Release from Existing Loan. Seller and its applicable Affiliates shall have received from Lender a written release of such parties, the form and substance of which shall be acceptable to Seller in its sole discretion, from any and all further liability under or in connection with the Existing Loan and the Existing Loan Documents on and after the earlier of the Closing Date and the effective date of the Existing Loan Assumption Agreement, including, without limitation, any and all further liability under or in connection with the Guaranty.
     The Seller Closing Conditions are for the benefit of Seller, and Seller shall have the right to waive any of the Seller Closing Conditions at or prior to Closing.
     Section 8.4 Failure of Existing Loan Assumption Condition or Ground Lease Condition. If either of the Existing Loan Assumption Condition or the Ground Lease Condition has not been satisfied by the Closing Date, then either of Purchaser or Seller shall have the right to extend the Closing Date for a period of up to one hundred twenty (120) days to provide Seller and Purchaser the opportunity to satisfy the Existing Loan Assumption Condition or the Ground Lease Condition, as applicable. The parties hereby agree to use good faith efforts to satisfy the Existing Loan Assumption Condition or the Ground Lease Condition, as applicable, and to comply with all reasonable requests of the Lender or Ground Lessor, as applicable, in connection therewith. If the Existing Loan Assumption Condition or the Ground Lease Condition, as applicable, has not been satisfied by the end of such one hundred twenty (120) day period, then the provisions of Section 12.3 shall apply.

ARTICLE IX
CLOSING
     Section 9.1 Closing Date. The closing of the transaction contemplated under this Agreement (the “Closing”) shall occur no later than 11:00 a.m. Pacific time on June 1, 2010 (as such date may be postponed pursuant to Section 8.4 or any other specific provision of this Agreement), or such other date as agreed to in writing between Seller and Purchaser (the date on which the Closing occurs is referred to herein as the “Closing Date”). The Closing shall take place by exchange with the Escrow Agent of the Closing Documents by overnight mail and other Closing deliveries by electronic media, provided that if a mail Closing is impracticable, the Closing shall occur at the offices of Seller’s counsel or such other place as agreed to in writing between Seller and Purchaser.
     Section 9.2 Closing Escrow. The Closing shall take place by means of a title company escrow (the “Closing Escrow”). On or prior to the Closing Date, (i) each of Seller and Purchaser shall cause its counterpart to all of the documents required to be delivered pursuant to this Agreement (the “Closing Documents”) to be deposited with Escrow Agent; and (ii) Purchaser shall cause the Purchase Price to be paid by Purchaser pursuant to Section 3.4 (as adjusted pursuant to Section 3.4) to be deposited with Escrow Agent. At Closing, Escrow Agent shall deliver the Closing Documents to Seller and Purchaser (as the case may be), and the Purchase Price (as adjusted pursuant to Section 3.4) and the Earnest Money shall be disbursed to Seller in accordance with the parties’ respective written instructions to Escrow Agent.
     Section 9.3 Seller’s Deliveries. At the Closing, Seller shall deliver or cause to be delivered to Purchaser or deposited with the Title Company in the Closing Escrow for the benefit of Purchaser all of the (i) documents, each of which shall have been duly executed by Seller (and Manager or Ground Lessor, if applicable) and acknowledged (if required), and (ii) other items, set forth in this Section 9.3, as follows:
     (a) A certificate re-making the representations and warranties set forth in Section 5.1 as of the Closing Date, subject to the limitations contained in Sections 5.2, 5.3 and 5.4;
     (b) An assignment agreement or novation agreement satisfying the Ground Lease Condition, duly executed by Ground Lessor and, if applicable, Seller;
     (c) A Bill of Sale in the form of Exhibit C, transferring the FF&E, Supplies, F&B and Retail Merchandise to Purchaser;
     (d) An Assignment and Assumption of Leases and Contracts in the form of Exhibit D, assigning the Tenant Leases, Equipment Leases and Operating Agreements to Purchaser, with the assumption by Purchaser of the liabilities and obligations thereunder from and after the Closing Date;
     (e) A General Assignment and Assumption Agreement in the form of Exhibit E, assigning the Bookings, Licenses and Permits and Intangible Property, with the assumption by Purchaser of the liabilities and obligations accruing thereunder from and after the Closing Date;

     (f) The Management Agreement Amendment duly executed by Manager;
     (g) The Existing Loan Assumption Agreement duly executed by Seller and Lender;
     (h) The Beneficiary Statement duly executed by Lender;
     (i) Such agreements, affidavits, evidence of Seller’s organization, authorization, power and authority, and other documents as may be reasonably required by the Title Company from the Seller to issue the Title Policy;
     (j) Any required real estate transfer tax declaration or similar documents required in connection with any tax imposed by any Governmental Authority in connection with the transaction contemplated hereunder;
     (k) A FIRPTA affidavit in the form set forth in the regulations under Section 1445 of the Code and any corresponding local form required;
     (l) To the extent the Personal Property includes any vehicles owned by Seller, title to such vehicle, executed by Seller in such manner as is required to convey ownership to Purchaser, and registration materials;
     (m) All security deposits, if any, together with interest accrued or due thereon as may be required by law or agreement or otherwise, to the extent not theretofor applied by Seller in accordance with the terms of the Leases;
     (n) To the extent not previously delivered to Purchaser, all originals (or copies if originals are not available) of the Contracts, Licenses and Permits, keys and lock combinations in Seller’s Possession, which shall be located at the Hotel on the Closing Date and deemed to be delivered to Purchaser upon delivery of possession of the Hotel; and
     (o) Such other documents and instruments as may be reasonably requested by Purchaser in order to consummate or better effectuate the transaction contemplated in this Agreement.
     Section 9.4 Purchaser’s Deliveries. At the Closing, Purchaser shall deliver or cause to be delivered to Seller or deposited with Escrow Agent in the Closing Escrow for the benefit of Seller all of the (i) documents, each of which shall have been duly executed by Purchaser and acknowledged (if required), and (ii) other items, set forth in this Section 9.4, as follows:
     (a) A certificate re-making the representations and warranties set forth in Section 6.1 as of the Closing Date, subject to the limitations contained in Section 6.2;
     (b) The Purchase Price to be paid by Purchaser pursuant to Section 3.4 (as adjusted pursuant to such Section 3.4);
     (c) A counterpart of each of the documents and instruments to be delivered by Seller (or Manager) under Section 9.3 which requires execution by Purchaser, including but not limited to, the Management Agreement Amendment, the Existing Loan Assumption Agreement and the

assignment and assumption of the Ground Lease or the novation agreement relating to the Ground Lease (as applicable);
     (d) Any additional documents required to be executed by Purchaser and/or any of its Affiliates in connection with the assumption of the Existing Loan, including, without limitation, any guaranties; and
     (e) Such other documents and instruments as may be reasonably requested by Seller or the Title Company in order to consummate or better effectuate the transaction contemplated in this Agreement.
     Section 9.5 Possession. Seller shall deliver the Property and possession of the Hotel to Purchaser upon the Closing, subject to the Permitted Exceptions.
ARTICLE X
PRORATIONS; ACCOUNTS RECEIVABLE; TRANSACTION COSTS
     Section 10.1 Prorations. The items of revenue and expense with respect to the Hotel set forth in this Section 10.1 shall be prorated between Seller and Purchaser (the “Prorations”) as of 12:01 a.m. local time in the region in which the Hotel is located on the Closing Date, or such other time expressly provided in this Section 10.1 (the “Cut-Off Time”), so that the Closing Date is a day of income and expense for Purchaser. Purchaser shall receive a credit for any items of expense in this Section 10.1 to the extent the same are accrued or due and payable but unpaid as of the Cut-Off Time in which case Purchaser shall be obligated to pay such expense, and Seller shall receive a credit for any of the items of expense in this Section 10.1 which have been paid prior to or at the Closing or will be paid by Seller after the Closing to the extent such payment relates to any period of time after the Cut-Off Time. Except as set forth below, all items of revenue and expense shall be determined in accordance with GAAP and with the Tenth Revised Edition of the Uniform Systems of Accounts for the Lodging Industry, as published by the American Hotel and Motel Association.
     (a) Taxes. All Taxes, except as set forth in Section 10.3(b) below, shall be prorated as of the Cut-Off Time between Purchaser and Seller. If the amount of any such Taxes is not ascertainable on the Closing Date, the proration for such Taxes shall be based on the tax rates set forth in the most recent available bill and the latest assessed valuation of the Property; provided, however, that after the Closing, Seller and Purchaser shall reprorate the Taxes and pay any deficiency in the original proration to the other Party promptly upon receipt of the actual bill for the relevant taxable period. Seller shall be responsible for all delinquent Taxes and interest and penalties associated therewith relating to Taxes due and payable for its period of ownership of the Hotel.
     (b) Tenant Leases. Any rents and other amounts paid under the Tenant Leases shall be prorated as of the Cut-Off Time between Purchaser and Seller. Purchaser shall receive a credit for all security deposits held by Seller under the Tenant Leases which are not transferred to Purchaser, and Purchaser thereafter shall be obligated to refund or apply such deposits in accordance with the terms of such Tenant Leases.

     (c) Contracts. Any amounts prepaid, accrued or due and payable under the Management Agreement, the Ground Lease and the Contracts (other than for utilities which proration is addressed separately in Section 10.1(e)), shall be prorated as of the Cut-Off Time between Seller and Purchaser. Purchaser shall receive a credit for all deposits held by Seller under the Contracts (together with all interest required by Applicable Law or the Contract in question) which are not transferred to Purchaser, and Purchaser thereafter shall be obligated to refund or apply such deposits in accordance with the terms of such Contracts. Seller shall receive a credit for all deposits made by Seller under the Contracts (together with all interest thereon to the extent required by Applicable Law or the Contract in question) which are transferred to Purchaser or remain on deposit for the benefit of Purchaser.
     (d) Licenses and Permits. All amounts prepaid, accrued or due and payable under any Licenses and Permits (other than for utilities which proration is addressed separately in Section 10.1(e)) transferred to Purchaser shall be prorated as of the Cut-Off Time between Seller and Purchaser. Seller shall receive a credit for all deposits made by Seller under the Licenses and Permits which are transferred to Purchaser or which remain on deposit for the benefit of Purchaser.
     (e) Utilities. All utility services (including, without limitation, electricity, gas, water and sewer) shall be prorated as of the Cut-Off Time between Purchaser and Seller. To the extent practicable, readings shall be obtained for all utilities as of the Cut-Off Time. If not practicable, the cost of such utilities shall be prorated between Seller and Purchaser by estimating such cost on the basis of the most recent bill for such service; provided, however, that after the Closing, Seller and Purchaser shall reprorate the amount for such utilities and pay any deficiency in the original proration to the other Party promptly upon receipt of the actual bill for the relevant billing period. Seller shall receive a credit for all fuel stored at the Hotel based on Seller’s cost for such fuel. Seller shall receive a credit for all deposits transferred to Purchaser or which remain on deposit for the benefit of Purchaser with respect to such utility contracts.
     (f) Compensation. All Compensation due to Employees shall be prorated as of the Cut-Off Time, other than Accrued and Earned Vacation Pay, which shall be addressed in accordance with Section 10.1(g) below.
     (g) Accrued and Earned Vacation. Purchaser shall receive a credit in an amount equal to one hundred percent (100%) of the Accrued and Earned Vacation Pay as of the Cut-Off Time of all Employees. Purchaser shall be responsible for the payment of such Accrued and Earned Vacation Pay to such Employees when payable in accordance with applicable laws.
     (h) Deposits for Bookings. Purchaser shall receive a credit for all prepaid deposits for Bookings scheduled for accommodations or events on or after the Closing Date which Purchaser is obligated to honor pursuant to this Agreement, except to the extent such deposits are transferred to Purchaser.
     (i) Restaurants and Bars. Seller shall close out the transactions in the Hotel’s restaurants and bars and any banquets therein as of the regular closing time for such restaurants and bars during the night in which the Cut-Off Time occurs. All revenues and expenses of such restaurants and bars shall be prorated as though the Cut-Off Time were as of the regular closing time. Mini-bar revenues shall be divided equally between Seller and Purchaser for the night during which the Cut-Off Time occurs.
     (j) Banquet and Meeting Room Revenues. Revenues from conferences, receptions, meetings, and other functions occurring in any conference, banquet or meeting rooms in the Hotel, or in any adjacent facilities owned or operated by Seller, including usage charges and related taxes, cancellation charges, food and beverage sales, valet parking charges, equipment rentals, and telecommunications charges, shall be allocated between Seller and Purchaser, based on when the function therein commenced, with (i) one-day functions commencing prior to the Cut-Off Time being allocable to Seller, (ii) functions commencing after the Cut-Off Time being allocable to Purchaser, and (iii) multi-day functions being allocated between Seller and Purchaser according to when the event commences and is scheduled to end, provided that multi-day functions that are charged on a per diem basis shall be apportioned as one (1) day functions in accordance with (i) above.
     (k) Vending Machines. Seller shall remove all monies from all vending machines, laundry machines, pay telephones and other coin-operated equipment as of the Cut-Off Time and shall retain all monies collected therefrom as of the Cut-Off Time (and shall be responsible for and settle with the vendor as to all commissions or royalties allocable thereto), and Purchaser shall be entitled to any monies collected therefrom after the Cut-Off Time.
     (l) Trade Payables. Except to the extent an adjustment or proration is made under another subsection of this Section 10.1, (i) Seller shall pay in full prior to the Closing all amounts payable to vendors or other suppliers of goods or services to the Hotel (the “Trade Payables”) which are due and payable as of the Closing Date for which goods or services have been delivered to the Hotel prior to Closing, and (ii) Purchaser shall receive a credit for the amount of such Trade Payables which have accrued, but are not yet due and payable as of the Closing Date, and Purchaser shall pay all such Trade Payables accrued as of the Closing Date when such Trade Payables become due and payable up to the amount of such credit; provided, however, Seller and Purchaser shall reprorate the amount of credit for any Trade Payables and pay any deficiency in the original proration to the other Party promptly upon receipt of the actual bill for such goods or services in accordance with the provisions of Section 11.1 below. Seller shall receive a credit for all advance payments or deposits made with respect to FF&E, Supplies, F&B and Retail Merchandise that have been ordered, but not delivered to the Hotel prior to the Closing Date, and Purchaser shall pay the amounts which become due and payable for such FF&E, Supplies, F&B and Retail Merchandise which were ordered prior to Closing.
     (m) Cash. Seller shall receive a credit for all cash on hand or on deposit in any house bank at the Hotel which cash shall be transferred to Purchaser at Closing.
     (n) Other Adjustments and Prorations. To the extent not inconsistent with any of the foregoing, all other items of income and expense as are customarily adjusted or prorated upon the sale and purchase of a hotel property similar to the Hotel shall be adjusted and prorated between Seller and Purchaser accordingly.
     Section 10.2 Accounts Receivable.

     (a) Guest Ledger. At Closing, Seller shall receive a credit in an amount equal to: (i) all amounts charged to the Guest Ledger for all room nights up to (but not including) the night during which the Cut-Off Time occurs, and (ii) one-half (1/2) of all amounts charged to the Guest Ledger for the room night which includes the Cut-Off Time (other than any restaurant or bar charges for such room night, which are otherwise prorated under Section 10.1(i)), and Purchaser shall be entitled to retain all deposits made and amounts collected for such Guest Ledger.
     (b) Accounts Receivable (Other than Guest Ledger and Other Amounts). At Closing, Seller shall retain all Accounts Receivable (other than the Guest Ledger and other amounts the proration of which is expressly addressed elsewhere in this Article X) and Seller shall be entitled to continue to collect such Accounts Receivable.
     Section 10.3 Transaction Costs.
     (a) Seller’s Transaction Costs. In addition to the other costs and expenses to be paid by Seller set forth elsewhere in this Agreement, Seller shall pay for the following costs in connection with this transaction: (i) the fees and expenses of its own attorneys and accountants; (ii) one-half of (x) the transfer and recordation taxes due and payable in connection with the conveyance of the Real Property from Seller to Purchaser and (y) any recording charges payable in connection with the assignment of the Leasehold Interest; (iii) the fees and expenses of removing any Title Objections that Seller elects to remove pursuant to Section 4.2(d); (iv) one-half of the fees and expenses for the Escrow Agent; (vi) one-half of any sales taxes due and payable in connection with the transfer of the Personal Property; (vii) one-half of any loan assumption fees pursuant to Section 4.1(j)(ii) herein; and (viii) one-half of any and all costs and fees required by the Ground Lessor (except for Purchaser’s and Seller’s legal expenses) related to the application for assignment and/or novation agreement and lease status report described in Section 4.1(k). .
     (b) Purchaser’s Transaction Costs. In addition to the other costs and expenses to be paid by Purchaser set forth elsewhere in this Agreement, Purchaser shall pay for the following costs in connection with this transaction: (i) the fees and expenses of its own attorneys and accountants; (ii) the fees and expenses incurred by Purchaser for Purchaser’s Inspectors or otherwise in connection with any inspections; (iii) the cost and expense of the Title Commitment and the premium for the Title Policy and any endorsements thereto, (iv) the cost of the Survey (if applicable); (v) any mortgage recording charges; (vii) one-half of the fees and expenses for the Escrow Agent, (viii) one-half of (x) the transfer and recordation taxes due and payable in connection with the conveyance of the Real Property from Seller to Purchaser and (y) any recording charges payable in connection with the assignment of the Leasehold Interest; (ix) one-half of any sales taxes due and payable in connection with the transfer of the Personal Property; (x) one-half of any loan assumption fees pursuant to Section 4.1(j)(ii) herein; and (xi) one-half of any and all costs and fees required by the Ground Lessor (except for Purchaser’s and Seller’s legal expenses) related to the application for assignment and/or novation agreement and lease status report described in Section 4.1(k).
     (c) Other Transaction Costs. All other transaction fees, costs and expenses not expressly addressed in this Section 10.3 or elsewhere in this Agreement shall be allocated between Seller and Purchaser in accordance with applicable local custom for similar transactions.
     (d) Seller and Purchaser shall cooperate in good faith to obtain bulk sales treatment of the transfer of the Personal Property contemplated by this Agreement, to the greatest extent possible under the law applicable in the jurisdiction in which the Property is located.
     (e) Seller and Purchaser specifically waive compliance with any applicable provisions of the Uniform Commercial Code with respect to bulk transfers, with any similar provision under any law applicable in the jurisdiction in which the Property is located. Seller shall indemnify Purchaser for any claims made by creditors under the applicable bulk sales laws relating solely to any pre-Closing payment obligations of Seller to such creditors and only in the amount of the payments due such creditors.
     The provisions of this Article X shall survive the Closing.
ARTICLE XI
TRANSITION PROCEDURES
     Section 11.1 Settlement Statement. No later than three (3) Business Days prior to Closing, Seller shall prepare a first draft proration worksheet setting forth its determination of the adjustments and Prorations to the Purchase Price, and promptly thereafter, Seller and Purchaser through their respective employees, agents or representatives, jointly shall refine and revise such proration worksheet and shall make such examinations, audits and inventories of the Hotel as may be necessary to finalize the adjustments and Prorations to the Purchase Price as set forth in Sections 10.1 and 10.2 or any other provisions of this Agreement (including provisions related to the Existing Loan Amount). Based upon such examinations, audits and inventories, Seller and Purchaser jointly shall prepare prior to Closing a settlement statement (the “Settlement Statement”), which shall set forth Seller’s and Purchaser’s best estimate of the amounts of the items to be adjusted and prorated under this Agreement. The Settlement Statement shall be approved and executed by Seller and Purchaser, and shall be binding and conclusive on Seller and Purchaser with respect to the items set forth in the Settlement Statement, provided that, if, at any time within ninety (90) days after the Closing Date, either Seller or Purchaser discovers any items which should have been included in the Settlement Statement but were omitted therefrom or items which were incorrectly adjusted or prorated therein, or has obtained accurate amounts for items that were prorated, allocated or adjusted based upon estimates, such items shall be adjusted and prorated in the same manner as if their existence or such error or accurate amount had been known at the time of the preparation of the Settlement Statement, and the Party in whose favor such original error or omission was made shall refund such difference to the other Party promptly after the original error or omission is discovered. To the extent permitted under Applicable Law, Purchaser shall give Seller access to Purchaser’s books and records from and after the Closing Date for the purpose of making the adjustments contemplated by this Section 11.1. This Section 11.1 shall survive the Closing.
     Section 11.2 Safe Deposit Boxes. On the day prior to the Closing Date, Seller shall notify all guests or customers who are then using a safe deposit box at the Hotel advising them of the pending change in ownership and operation of the Hotel and requesting them to conduct an inventory and verify the contents of such safe deposit box. All inventories by such guests or customers shall be conducted under the joint supervision of representatives of Seller and Purchaser. Upon such inventory and verification, Seller shall deliver to Purchaser all keys, receipts and agreements for such safe deposit box (and thereafter such safe deposit box shall deemed an “Inventoried Safe Deposit Box”). If the Closing does not occur on the Closing Date for any reason whatsoever, Purchaser immediately shall return all keys, receipts and agreements to Seller for such Inventoried Safe Deposit Boxes. Upon Closing, Seller shall deliver to Purchaser all keys in Seller’s Possession for all safe deposit boxes not then in use, and a list of all safe deposit boxes which are then in use, but not yet inventoried by the depositor (the “Non-Inventoried Safe Deposit Boxes”), with the name and room number of such depositor. After the Closing, Seller and Purchaser shall make appropriate arrangements for guests and customers at the Hotel to inventory and verify the contests of the Non-Inventoried Safe Deposit Boxes, and upon such inventory and verification, Seller shall deliver to Purchaser all keys, receipt and agreements for such safe deposit box (and such safe deposit box thereafter shall constitute an Inventoried Safe Deposit Box). Purchaser shall be responsible for, and shall indemnify the Seller Indemnitees from and against any Losses incurred with respect to, any theft, loss or damage to the contents of any safe deposit box from and after the time such safe deposit box is deemed an Inventoried Safe Deposit Box pursuant to this Section 11.2. Seller shall be responsible for, and shall indemnify the Purchaser Indemnitees from and against any Losses incurred, with respect to, any theft, loss or damage to the contents of any safe deposit box prior to the time such safe deposit box is deemed an Inventoried Safe Deposit Box. This Section 11.2 shall survive the Closing.
     Section 11.3 Baggage. On the Closing Date, representatives of Seller and Purchaser jointly shall make a written inventory of all baggage, boxes and similar items checked in or left in the care of Seller at the Hotel, and Seller shall deliver to Purchaser the keys to any secured area which such baggage and other items are stored (the “Inventoried Baggage”). Purchaser shall be responsible for, and shall indemnify the Seller Indemnitees from and against any Losses incurred, with respect to any theft, loss or damage to any Inventoried Baggage from and after the time of such inventory, and any other baggage, boxes or similar items left in the care of Purchaser. Seller shall be responsible for, and shall indemnify the Purchaser Indemnitees from and against any Losses incurred, with respect to any theft, loss or damage to any Inventoried Baggage prior to the time of such inventory, and any other baggage, boxes or similar items left in the care of Seller. This Section 11.3 shall survive the Closing.
ARTICLE XII
DEFAULT; FAILURE OF CLOSING CONDITIONS
     Section 12.1 Seller’s Default. If (i) at any time prior to Closing, Seller is in material default of any of its covenants or obligations under this Agreement, which default is not caused by a Purchaser Default, or (ii) at Closing, Seller has not satisfied the Purchaser Closing Conditions set forth in Sections 8.2(a), (b) or (c) (each, a “Seller Default”), and Seller has not cured such Seller Default within three (3) Business Days after Seller’s receipt of written notice of such Seller Default from Purchaser, then Purchaser, as its sole and exclusive remedies for such Seller Default, may elect to (A) terminate this Agreement by written notice to Seller delivered prior to Closing, in which case Escrow Agent shall promptly refund the Earnest Money to Purchaser upon Purchaser’s satisfaction of its obligations under Section 7.1(b) and Seller shall pay Purchaser its Termination Costs (as hereinafter defined) upon Purchaser’s written notice to Escrow Agent and Seller that the same have become due, and the parties shall have no further rights or liabilities under this Agreement except for those provisions which specifically provide that they survive the termination of this Agreement; (B) waive the default and proceed to Closing without any reduction in or setoff against the Purchase Price; or (C) bring an action for specific performance. “Termination Costs” shall mean those reasonable costs actually incurred by Purchaser in connection with its investigation and efforts to purchase the Property, including, without limitation, actual reasonable fees and costs of counsel and consultants, all of which Termination Costs shall be evidenced by written documentation reasonably acceptable to Seller, but in no event shall the Termination Costs payable by Seller to Purchaser in connection with clause (A) of this Section exceed $250,000. The provisions of this Section 12.1 shall survive the termination of this Agreement.
     Section 12.2 Purchaser’s Default. If (i) Purchaser has not deposited the Earnest Money within the time period provided in Section 3.3(a), (ii) at any time prior to Closing, Purchaser is in material default of its covenants or obligations under this Agreement, which default is not caused by a Seller Default, or (iii) at Closing, Purchaser has not satisfied any one or more Seller Closing Conditions to be satisfied by Purchaser at or prior to Closing (each, a “Purchaser Default”), and Purchaser has not cured such Purchaser Default within three (3) Business Days after Purchaser’s receipt of written notice of such Purchaser Default from Seller, then Seller, as its sole and exclusive remedy, may elect to terminate this Agreement by providing written notice to Purchaser, in which case Purchaser shall cause Escrow Agent to disburse the Earnest Money to Seller within two (2) Business Days after such termination, and Seller and Purchaser shall have no further rights or obligations under this Agreement, except those which expressly survive such termination. Purchaser’s obligation to cause Escrow Agent to disburse the Earnest Money to Seller shall survive such termination. The provisions of this Section 12.2 shall survive the termination of this Agreement.
     SELLER AND PURCHASER AGREE THAT IF THIS AGREEMENT IS TERMINATED PURSUANT TO THIS SECTION 12.2, THE DAMAGES THAT SELLER WOULD SUSTAIN AS A RESULT OF SUCH TERMINATION WOULD BE DIFFICULT IF NOT IMPOSSIBLE TO ASCERTAIN. ACCORDINGLY, SELLER AND PURCHASER AGREE THAT SELLER SHALL RETAIN THE EARNEST MONEY AS FULL AND COMPLETE LIQUIDATED DAMAGES AND AS SELLER’S SOLE AND EXCLUSIVE REMEDY FOR SUCH TERMINATION; PROVIDED, HOWEVER, THAT SELLER SHALL RETAIN ALL RIGHTS AND REMEDIES UNDER THIS AGREEMENT WITH RESPECT TO THOSE OBLIGATIONS WHICH EXPRESSLY SURVIVE SUCH TERMINATION. THE PAYMENT OF SUCH AMOUNT AS LIQUIDATED DAMAGES IS NOT INTENDED AS A FORFEITURE OR PENALTY, BUT IS INTENDED TO CONSTITUTE LIQUIDATED DAMAGES TO SELLER.
     Seller’s Initials:                           Purchaser’s Initials:
     Section 12.3 Failure to Satisfy Certain Closing Conditions. Notwithstanding the foregoing, but subject to the provision of Section 12.5, if (i) the Mutual Closing Conditions set

forth in Sections 8.1(a) and (b) have not been satisfied or waived prior to Closing or (ii) the Existing Loan Assumption Condition or the Ground Lease Condition has not been satisfied prior to the end of the one hundred twenty (120) day period provided for in Section 8.4, then Seller and Purchaser each shall have the right to terminate this Agreement by providing written notice to the other Party (with a copy to Escrow Agent), in which case Escrow Agent promptly shall refund the Earnest Money to Purchaser following Purchaser’s satisfaction of its obligations under Section 7.1(b), and Seller and Purchaser shall have no further rights or obligations under this Agreement, except those which expressly survive such termination.
     Section 12.4 Waiver of Damages. In no event shall either Party be liable to the other for consequential, punitive or exemplary damages, whatever the nature of a breach by such breaching Party of its obligations under this Agreement, and each Party hereby waives all claims for consequential, punitive or exemplary damages it may have against the other Party (other than in connection with an action or proceeding concerning the fraud or intentional misconduct by the other Party).
     Section 12.5 Frustration of Closing Conditions. Neither Party may rely on the failure of the conditions to their respective obligations to consummate the purchase and sale contemplated hereby if such failure was caused by such Party’s failure to act in good faith or to use its commercially reasonable efforts to cause the Closing to occur.
ARTICLE XIII
CASUALTY; CONDEMNATION
     Section 13.1 Casualty.
     (a) Material Casualty. If the Property or any portion thereof is damaged or destroyed by fire or any other casualty prior to Closing (a “Casualty”), Seller shall give written notice of such Casualty to Purchaser promptly after the occurrence of such Casualty. If the amount of the repair, restoration or replacement required by a Casualty equals or exceeds Three Million Seven Hundred Thousand and No/100 Dollars ($3,700,000.00) (a “Material Casualty”) and the Casualty was not caused by Purchaser or Purchaser’s Inspectors, or their respective employees or agents, then Purchaser shall have the right, in its sole discretion, to (i) terminate this Agreement, in which case Escrow Agent shall refund the Earnest Money to Purchaser upon Purchaser’s satisfaction of its obligations under Section 7.1(b), and Seller and Purchaser shall have no further rights or obligations under this Agreement, except those which expressly survive such termination, or (ii) proceed to Closing, without terminating this Agreement, in which case Seller shall (A) credit the amount of the applicable insurance deductible against the Purchase Price, and (B) transfer and assign to Purchaser all of Seller’s right, title and interest in and to all proceeds from all casualty and lost profits insurance policies maintained by Seller with respect to the Hotel, except those proceeds allocable to costs incurred by, and lost profits of, Seller for the period prior to the Closing. Purchaser shall make an election under this Section 13.1(a) by giving written notice to Seller on or before ten (10) Business Days after Seller’s delivery to Purchaser of written notice of such Casualty. If Purchaser fails to make an election under Section 13.1(a) within such time period, Purchaser shall be conclusively deemed to have elected to proceed to Closing pursuant to clause (ii) of this Section 13.1(a). If the Closing is scheduled to occur within Purchaser’s ten (10) Business Day election period, the Closing Date shall be extended until the date which is five (5) Business Days after the expiration of such ten (10) Business Day election period.
     (b) Non-Material Casualty. In the event of any (i) Casualty which is not a Material Casualty, or (ii) Material Casualty which is caused by Purchaser or Purchaser’s Inspectors, or their respective employees or agents, then Purchaser shall not have the right to terminate this Agreement, but shall proceed to Closing, in which case Seller shall (A) credit the amount of the applicable insurance deductible against the Purchase Price (except if such Casualty is caused by Purchaser or Purchaser’s Inspectors), and (B) transfer and assign to Purchaser all of Seller’s right, title and interest in and to all proceeds from all casualty and lost profits insurance policies maintained by Seller with respect to the Hotel, except those proceeds allocable to costs incurred by, and lost profits of, Seller for the period prior to the Closing. Except if such Casualty is caused by Purchaser, Purchaser’s Inspectors, or their respective employers or agents, if Seller does not maintain insurance covering such Casualty, Purchaser shall receive a credit against the Purchase Price in the amount of the repair, restoration or replacement required by such Casualty as reasonably determined by Seller.
     Section 13.2 Condemnation.
     (a) Material Condemnation. If the event of any actual or threatened condemnation or taking pursuant to the power of eminent domain of all or any portion of the Real Property, or any proposed sale in lieu thereof (a “Condemnation”), Seller shall give written notice of such Condemnation to Purchaser as soon as possible after Seller receives notice of such Condemnation. If the Condemnation (i) would result in the loss of more than five percent (5%) of the Land or Improvements (computed on a square foot basis) or (ii) would result in any material reduction or restriction in access to the Land or Improvements or (iii) results in the termination of the Management Agreement (a “Material Condemnation”), then Purchaser shall have the right, in its sole discretion, to (A) terminate this Agreement, in which case Escrow Agent shall refund the Earnest Money to Purchaser upon Purchaser’s satisfaction of its obligations under Section 7.1(b) and Seller and Purchaser shall have no further rights or obligations under this Agreement, except those which expressly survive such termination, or (B) proceed to Closing, without terminating this Agreement, in which case Seller shall assign to Purchaser all of Seller’s right, title and interest in all proceeds and awards from such Condemnation. Purchaser shall make an election under this Section 13.2(a) by giving written notice to Seller within ten (10) Business Days after Seller’s delivery to Purchaser of written notice of such Condemnation. If Purchaser fails to make an election under Section 13.2(a) within such time period, Purchaser shall be conclusively deemed to have elected to proceed to Closing pursuant to clause (B) of Section 13.2(a). If the Closing Date is scheduled to occur within Purchaser’s ten (10) Business Day election period, the Closing Date shall be extended until the tenth (10th) day after the expiration of such ten (10) day election period.
     (b) Non-Material Condemnation. In the event of any Condemnation of any Real Property other than a Material Condemnation, Purchaser shall not have the right to terminate this Agreement, but shall proceed to Closing, in which case Seller shall assign to Purchaser all of Seller’s right, title and interest in all proceeds and awards from such Condemnation.

ARTICLE XIV
INDEMNIFICATION
     Section 14.1 Indemnification by Seller. Subject to the limitations set forth in Sections 5.2, 5.3, 5.4, 14.3, 14.4, 14.5 and 14.6, Seller shall indemnify the Purchaser Indemnitees from and against any Losses incurred (i) after the Closing to the extent resulting from (a) any inaccuracy or untruth of any representations or warranties made by Seller in this Agreement (as may be updated as hereinabove provided), and (b) the breach by Seller of any of its covenants or obligations under this Agreement which expressly survive the Closing, (ii) after the termination of this Agreement to the extent resulting from the breach by Seller of any of its covenants or obligations under this Agreement which expressly survive such termination, (iii) events, contractual obligations, acts or omissions of Seller that occur or accrue prior to Closing in connection with the ownership of the Property, or (iv) damage to property or injury to or death of any person or any claims for any debt or obligations occurring on or about or in connection with the Property or any portion thereof or with respect to the Property’s operations at any time or times prior to Closing, but specifically excluding (w) any Losses caused by breaches of covenants of Purchaser which, by the terms of this Agreement, survive Closing, (x) any Losses consisting of liabilities or obligations for which Purchaser received a credit at Closing, (y) any Losses consisting of contractual liabilities or obligations which Purchaser expressly assumed at Closing and (z) any Losses incurred in relation to the physical condition of the Property (including without limitation, the environmental condition of the Real Property).
     Section 14.2 Indemnification by Purchaser. In addition to the Purchaser indemnities set forth elsewhere in this Agreement and subject to the limitations set forth in Sections 6.2 and 14.3, 14.4 and 14.5, Purchaser shall indemnify the Seller Indemnitees from and against any Losses incurred (i) after the Closing to the extent resulting from (a) any inaccuracy or breach of any representations or warranties made by Purchaser in this Agreement, or (b) the breach by Purchaser of any of its covenants or obligations under this Agreement which expressly survive the Closing, (ii) after the termination of this Agreement to the extent resulting from the breach by Purchaser of any of its covenants or obligations under this Agreement which expressly survive such termination, (iii) events, contractual obligations, acts or omissions of Purchaser that occur or accrue after Closing in connection with the ownership of the Property, or (iv) damage to property or injury to or death of any person or any claims for any debt or obligations occurring on or about or in connection with the Property or any portion thereof or with respect to the Property’s operations at any time or times after Closing.
     Section 14.3 Limitations on Indemnification Obligations.
     (a) Survival of Representations and Warranties. All indemnities, covenants, representations and warranties of Seller and Purchaser under this Agreement which expressly survive Closing shall survive the Closing for a period commencing on the Closing Date and expiring at 5:00 p.m. (Pacific time) on the date which is two hundred seventy (270) days after the Closing Date (the “Survival Period”), except to the extent a notice of a claim thereunder is delivered within the Survival Period and the party asserting such claim commences legal proceedings within one hundred eighty (180) days following the delivery of such a notice, in which event the Survival Period shall be extended pending the resolution of such legal proceeding.
     (b) Indemnification Deductible and Cap. Notwithstanding anything to the contrary in this Agreement, Seller shall not be required to provide indemnification to the Purchaser Indemnitees pursuant to Section 14.1 to the extent that the aggregate amount of all Losses incurred by the Purchaser Indemnitees for which Purchaser otherwise would be entitled to indemnification (i) does not exceed an amount equal to Fifty Thousand and No/100 Dollars ($50,000.00) (the “Indemnification Deductible”), or if such Losses in the aggregate exceed the Indemnification Deductible, Purchaser shall not be entitled to defense or indemnification for any amount up to the Indemnification Deductible, or (ii) exceeds Two Million and No/100 Dollars ($2,000,000.00) (the “Indemnification Cap”).
     (c) Effect of Taxes and Insurance. The amount of any Losses for which indemnification is provided to any Indemnitee under this Article XIV shall be net of any tax benefits realized or insurance proceeds received by such Indemnitee in connection with the Indemnification Claim.
     Section 14.4 Indemnification Procedures.
     (a) Notice of Indemnification Claim. If any of the Seller Indemnitees or Purchaser Indemnitees (as the case may be) (each, an “Indemnitee”) is entitled to indemnification under any provision in this Agreement (each, an “Indemnification Claim”), the Party required to provide indemnification to such Indemnitee (the “Indemnitor”) shall not be obligated to indemnify Indemnitee unless and until such Indemnitee provides written notice to such Indemnitor promptly after such Indemnitee has actual knowledge of any facts or circumstances on which such Indemnification Claim is based or a Third-Party Claim is made on which such Indemnification Claim is based, describing in reasonable detail such facts and circumstances or Third-Party Claim with respect to such Indemnification Claim. Notwithstanding the foregoing, to the extent any Indemnitee is seeking indemnification for a breach of any representations or warranties, the Indemnitee shall be entitled to indemnification only for those matters as to which the Indemnitee has given written notice to the Indemnitor prior to the expiration of the applicable Survival Period.
     (b) Resolution of Indemnification Claim Not Involving Third-Party Claim. If the Indemnification Claim does not involve a Third-Party Claim and is disputed by the Indemnitor, the dispute shall be resolved by litigation or other means as the Parties otherwise may agree.
     (c) Resolution of Indemnification Claim Involving Third-Party Claim. If the Indemnification Claim involves a Third-Party Claim, the Indemnitor shall have the right (but not the obligation) to assume the defense of such Third-Party Claim, at its cost and expense, and shall use good faith efforts consistent with prudent business judgment to defend such Third-Party Claim, provided that (i) the counsel for the Indemnitor who shall conduct the defense of the Third-Party Claim shall be reasonably satisfactory to the Indemnitee, (ii) the Indemnitee, at its cost and expense, may participate in, but shall not control, the defense of such Third-Party Claim, and (iii) the Indemnitor shall not enter into any settlement or other agreement which requires any performance by the Indemnitee, other than the payment of money which shall be paid by the Indemnitor. The Indemnitee shall not enter into any settlement agreement with respect to the Indemnification Claim, without the Indemnitor’s prior written consent, which consent may be withheld in Indemnitor’s sole discretion. If the Indemnitor elects not to assume the defense of such Third-Party Claim, the Indemnitee shall have the right to retain the defense of such Third-Party Claim.
     (d) Accrual of Indemnification Obligation. Notwithstanding anything to the contrary in this Agreement, the Indemnitee shall have no right to indemnification (other than recovery of defense costs) against the Indemnitor for any Indemnification Claim which (i) does not involve a Third-Party Claim, but is disputed by Indemnitor, or (ii) which involves a Third-Party Claim, until such time as such dispute or Third-Party Claim is concluded, including any appeals with respect thereto.
     Section 14.5 Exclusive Remedy. Except for claims based on fraud the indemnification provisions in this Agreement shall be the sole and exclusive remedy of any Indemnitee with respect to any claim for Losses arising from or in connection with this Agreement.
     Section 14.6 Survival. The provisions of this Article XIV shall survive the Closing.
ARTICLE XV
MISCELLANEOUS PROVISIONS
     Section 15.1 Notices.
     (a) Method of Delivery. All notices, requests, demands and other communications (each, a “Notice”) required to be provided to the other Party pursuant to this Agreement shall be in writing and shall be delivered (i) in person, (ii) by electronic mail, provided that a copy is also delivered by another method of delivery approved hereunder, (iii) by nationally recognized overnight courier service, or (iv) by facsimile transmittal, with a verification copy sent on the same day by any of the methods set forth in clauses (i) and (iii), to the other Party to this Agreement at the following address or facsimile number (or to such other address or facsimile number as Seller or Purchaser may designate from time to time pursuant to Section 15.1(c)):
     If to Seller:
Tariff Building Associates, L.P.
c/o Kimpton Group Holding LLC
222 Kearny Street, Suite 200
San Francisco, California 94108
Facsimile: (415) 955-5438
Email: judy.miles@kimptongroup.com
Attention: Executive Vice President, General Counsel
With a copy to:
Kimpton Hotel & Restaurant Group, LLC

222 Kearny Street, Suite 200
San Francisco, California 94108
Facsimile: (415) 955-5438
Email: ben.rowe@kimptongroup.com
Attention: Chief Financial Officer
with a further copy to:
Goodwin Procter LLP
3 Embarcadero Center, 24th Floor
San Francisco, CA 94111
Facsimile: (415) 677-9041
Email: tgoebel@goodwinprocter.com
Attention: Teresa K. Goebel, Esq.
If to Purchaser:
Jayhawk Owner LLC
c/o Pebblebrook Hotel Trust
2 Bethesda Metro Center
Suite 1530
Bethesda, Maryland 20814
Attention: Thomas C. Fisher
With a copy to:
John M. Ratino, Esquire
Hunton & Williams LLP
1900 K Street, N.W.
Washington, DC 20006
     (b) Receipt of Notices. All Notices sent by Seller or Purchaser (or their respective counsel pursuant to Section 15.1(d)) under this Agreement shall be deemed to have been received by the Party to whom such Notice is sent upon (i) delivery to the mailing address, email address or facsimile number of the recipient Party, provided that such delivery is made prior to 5:00 p.m. (local time for the recipient Party) on a Business Day, otherwise the following Business Day, or (ii) the attempted delivery of such Notice if (A) such recipient Party refuses delivery of such Notice, or (B) such recipient Party is no longer at such address or facsimile number, and such recipient Party failed to provide the sending Party with its current address or facsimile number pursuant to this Section 15.1(b).
     (c) Change of Address. Seller and Purchaser and their respective counsel shall have the right to change their respective address and/or email address or facsimile number for the purposes of this Section 15.1 by providing a Notice of such change in address and/or facsimile as required under this Section 15.1(c).
     (d) Delivery by Party’s Counsel. Seller and Purchaser agree that the attorney for such Party shall have the authority to deliver Notices on such Party’s behalf to the other Party hereto.

     Section 15.2 No Recordation. Neither this Agreement, nor any memorandum or other notice of this Agreement, shall be recorded in any public records prior to the Closing without Seller’s and Purchaser’s prior written consent, which consent may be withheld in such Party’s sole discretion; provided that no consent shall be required if such recordation is incident to an action for specific performance.
     Section 15.3 Time is of the Essence. Time is of the essence of this Agreement; provided, however, that notwithstanding anything to the contrary in this Agreement, if the time period for the performance of any covenant or obligation, satisfaction of any condition or delivery of any notice or item required under this Agreement shall expire on a day other than a Business Day, such time period shall be extended automatically to the next Business Day.
     Section 15.4 Assignment. Purchaser shall not assign this Agreement or any interest therein to any Person, without the prior written consent of Seller, which consent may be withheld in Seller’s sole discretion; provided, however, that if Seller does provide its consent to an assignment, Purchaser shall not be released from any of its liabilities and obligations under this Agreement by reason of such assignment. Notwithstanding the foregoing, Purchaser may assign its rights under this Agreement to one or more Affiliates of Pebblebrook Hotel Trust, without Seller’s consent, provided that Purchaser delivers to Seller a written agreement evidencing such assignment by Purchaser at least five (5) Business Days prior to the Closing Date.
     Section 15.5 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of Seller and Purchaser, and their respective successors and permitted assigns pursuant to Section 15.4.
     Section 15.6 Third Party Beneficiaries. This Agreement shall not confer any rights or remedies on any Person other than (i) the Parties and their respective successors and permitted assigns pursuant to Section 15.4, and (ii) any Indemnitee to the extent such Indemnitee is expressly granted certain rights of defense and indemnification in this Agreement.
     Section 15.7 Governing Law; Jurisdiction. This Agreement shall be governed by the laws of the jurisdiction in which the Hotel is located, without giving effect to any principles regarding conflict of laws. Any action or proceeding brought by either Party in connection with this Agreement or the transaction contemplated hereby shall be brought in the City and County of San Francisco.
     Section 15.8 Rules of Construction. The following rules shall apply to the construction and interpretation of this Agreement:
     (a) Singular words shall connote the plural as well as the singular, and plural words shall connote the singular as well as the plural, and the masculine shall include the feminine and the neuter.
     (b) All references in this Agreement to particular articles, sections, subsections or clauses (whether in upper or lower case) are references to articles, sections, subsections or clauses of this Agreement. All references in this Agreement to particular exhibits or schedules (whether in upper or lower case) are references to the exhibits and schedules attached to this

Agreement, unless otherwise expressly stated or clearly apparent from the context of such reference.
     (c) The headings contained herein are solely for convenience of reference and shall not constitute a part of this Agreement nor shall they affect its meaning, construction or effect.
     (d) Each Party hereto and its counsel have reviewed and revised (or requested revisions of) this Agreement and have participated in the preparation of this Agreement, and therefore any usual rules of construction requiring that ambiguities are to be resolved against any Party shall not be applicable in the construction and interpretation of this Agreement or any exhibits hereto.
     (e) The terms “hereby,” “hereof,” “hereto,” “herein,” “hereunder” and any similar terms shall refer to this Agreement, and not solely to the provision in which such term is used.
     (f) The terms “include,” “including” and similar terms shall be construed as if followed by the phrase “without limitation.”
     (g) The term “sole discretion” with respect to any determination to be made a Party under this Agreement shall mean the sole and absolute discretion of such Party, without regard to any standard by which the determination of such Party must be made.
     Section 15.9 Severability. If any term or provision of this Agreement is held to be or rendered invalid or unenforceable at any time in any jurisdiction, such term or provision shall not affect the validity or enforceability of any other terms or provisions of this Agreement, or the validity or enforceability of such affected terms or provisions at any other time or in any other jurisdiction.
     Section 15.10 WAIVER OF TRIAL BY JURY. TO THE EXTENT PERMITTED BY APPLICABLE LAW FROM TIME TO TIME, SELLER AND PURCHASER HEREBY WAIVE THEIR RIGHT TO A TRIAL BY JURY IN ANY LITIGATION OR OTHER COURT PROCEEDING BY EITHER PARTY AGAINST THE OTHER PARTY WITH RESPECT TO ANY MATTER ARISING FROM OR IN CONNECTION WITH THIS AGREEMENT.
     Section 15.11 Prevailing Party. If any litigation or other court action, arbitration or similar adjudicatory proceeding is sought, taken, instituted or brought by Seller or Purchaser to enforce its rights under this Agreement, all fees, costs and expenses, including, without limitation, reasonable attorneys fees and court costs, of the substantially prevailing Party in such action, suit or proceeding shall be borne by the Party against whose interest the judgment or decision is rendered. This Section 15.11 shall survive the termination of this Agreement and the Closing.
     Section 15.12 Recitals, Exhibits and Schedules. The recitals to this Agreement, and all exhibits and schedules (as amended and supplemented from time to time pursuant to Section 5.2) referred to in this Agreement are incorporated herein by such reference and made a part of this Agreement. Any matter disclosed in any schedule to this Agreement shall be deemed to be incorporated in all other schedules to this Agreement.

     Section 15.13 Entire Agreement. This Agreement sets forth the entire understanding and agreement of the Parties hereto, and shall supersede any other agreements and understandings (written or oral) between Seller and Purchaser on or prior to the date of this Agreement with respect to the transaction contemplated in this Agreement.
     Section 15.14 Amendments to Agreement. No amendment, supplement or other modification to any terms of this Agreement (other than amendments, supplements and other modifications to the representations and warranties and schedules made by Seller pursuant to Section 5.2), or termination of this Agreement (other than as expressly provided in this Agreement), shall be valid unless in writing and executed and delivered by Seller and Purchaser.
     Section 15.15 Facsimile; Counterparts. Seller and Purchaser may deliver executed signature pages to this Agreement by facsimile transmission or pdf file to the other Party, which facsimile copy or pdf file shall be deemed to be an original executed signature page; provided, however, that such Party shall deliver an original signature page to the other Party promptly thereafter. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which counterparts together shall constitute one agreement with the same effect as if the Parties had signed the same signature page.
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Signatures on following pages]

     IN WITNESS WHEREOF, Seller and Purchaser each have caused this Agreement to be executed and delivered in their names by their respective duly authorized officers or representatives.
SELLER:
TARIFF BUILDING ASSOCIATES, L.P.,
a California limited partnership

By:	Square 430, LLC, a Delaware limited liability company
Its:	General Partner

	By:	Kimpton Group Holding LLC, a Delaware limited liability company
	Its:	Sole Member

		By: Name:	/s/ Judith C. Miles Judith C. Miles
		Title:	EVP, General Counsel
PURCHASER:
JAYHAWK OWNER LLC,
a Delaware limited liability company

By: Name:	/s/ Thomas C. Fisher Thomas C. Fisher
Title:	Vice President

LIST OF EXHIBITS AND SCHEDULES

Exhibit A —	Terms of Management Agreement Amendment

Exhibit B —	Intentionally Omitted

Exhibit C —	Form of Bill of Sale

Exhibit D —	Form of Assignment and Assumption of Leases and Contracts

Exhibit E —	Form of Assignment and Assumption Agreement

Exhibit F —	Form of Earnest Money Escrow Agreement

Schedule 2.1(a)	Land

Schedule 5.1(c)	Third Party Consents

Schedule 5.1(d)	Personal Property Encumbrances

Schedule 5.1(f)	Compliance with Laws

Schedule 5.1(g)	Litigation

Schedule 5.1(h)	Employment Agreement/Plans

Schedule 5.1(i)	Tenant Leases

Schedule 5.1(j)	Contracts

Schedule 5.1(p)	Existing Loan Documents